Exhibit 4.1

Execution Version

Diamond (BC) B.V., as Issuer

the GUARANTORS party hereto from time to time

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

4.625% Senior Notes due 2029

INDENTURE

Dated as of September 29, 2021

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EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture

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INDENTURE dated as of September 29, 2021, among Diamond (BC) B.V. a private limited liability company incorporated under the laws of the Netherlands (the “Company”), the Guarantors party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 4.625% Senior Notes due 2029 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date;

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Company and authenticated and delivered hereunder, the valid obligations of the Company and the Guarantors, and (ii) to make this Indenture a valid agreement of the Company and the Guarantors have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.         Definitions.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(1)            any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)            the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)            Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Agreed Security Principles” means the agreed security principles appended to the agreement governing the Credit Agreement.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than U.S. dollars) that is a lawful currency (other than U.S. dollars) that is readily available and freely transferable and convertible into U.S. dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a)            the present value at such Redemption Date of (i) the redemption price of such Note at October 1, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)            the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to October 1, 2024; provided, however, that if the period from the Redemption Date to October 1, 2024 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)            the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)            the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case under the foregoing clauses (a) and (b), other than:

(1)            a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)            a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(3)            a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)            a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets (including any leasehold property) that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(5)            transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)            an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)            any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $80.0 million and 20.0% of LTM EBITDA;

(8)            any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)            dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(10)            dispositions of receivables (including write offs, discounts and compromises) in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)            conveyances, sales, transfers, licenses, sub-licenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that results from such agreement;

(12)            the lease, assignment, license, sub-lease or cross-license of any real or personal property in the ordinary course of business or consistent with past practice;

(13)            foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or casualty or insured damage to assets;

(14)            the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)            any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16)            any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)            (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)            any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility not prohibited by this Indenture, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)            any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, maintained, upgraded, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(20)            (i) the termination or otherwise collapsing of its cost sharing agreements with the Company or any Subsidiary and settlement of any crossing payments in connection therewith, (ii) the conversion of any intercompany Indebtedness to Capital Stock or any Capital Stock to intercompany Indebtedness, (iii) the transfer of any intercompany Indebtedness to the Company or any Restricted Subsidiary, (iv) the settlement, discount, write off, forgiveness or cancellation of any intercompany Indebtedness or other obligation owing by the Company or any Restricted Subsidiary, (v) the settlement, discount, write off, forgiveness or cancellation of any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of the Company, any Parent Entity, or any Subsidiary thereof or any of their successors or assigns or (vi) the surrender or waiver of contractual rights and settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(21)            sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(22)            any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(23)            the unwinding of any Cash Management Services or Hedging Obligations;

(24)            dispositions of non-core assets;

(25)            transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(26)            any disposition in connection with a Sale and Leaseback Transaction in an aggregate principal amount not to exceed the greater of (x) $80.0 million and (y) 20.0% of LTM EBITDA at any time;

(27)            any swap of assets in exchange for services or other assets in the ordinary course of business for comparable or greater fair market value or usefulness to the business of the Company and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Company;

(28)            any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(10);

(29)            the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition;

(30)            any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary; and

(31)            any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20.0% and 50.0% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant Section 3.3(a)(ii) and Sections 3.3(b)(6), (10), (12) and (16); provided that the capacity available to make Restricted Payments pursuant to the provisions of Section 3.3 described in the clauses above shall be reduced (with such reduction to be classified and/or reclassified among such clauses by the Company as described in Section 3.3(c) by the aggregate principal amount of Indebtedness that has been incurred pursuant to and to the extent outstanding under Section 3.2(b)(21).

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (a) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (c) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (a) any former Subsidiary of the Company and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Parent Entity, the Company or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)            (a) U.S. dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, Euro or any national currency of any member state of the European Union on the Issue Date; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)            securities issued or directly and fully Guaranteed or insured by the United States, Canadian, Swiss or United Kingdom governments, a member state of the European Union or, in each case, or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)            repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)            securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)            commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or fixed rate notes, the issue of which has an equivalent rating in respect of its long-term debt;

(7)            marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)            readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, the United Kingdom, any member state of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9)            readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)            with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)            Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 24 months or less from the date of acquisition;

(13)            bills of exchange issued in the United States, Canada, Switzerland, the United Kingdom, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)            investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(15)            investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(16)            investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);

(17)            Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency;

(18)            interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90.0% or more of its assets in instruments of the types specified in clauses (1) through (17) above; and

(19)            for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (16) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(1)            the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50.0% of the total voting power of the Voting Stock of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such person is the beneficial owner; or

(2)            the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) to the Consolidated Interest Expense of such Person for the reference period.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated Coverage Ratio is made (the “Consolidated Coverage Ratio Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable reference period (and for the purposes of the numerator of each of the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, as if the same had occurred on the last day of the applicable reference period). The Company may elect to treat all or any portion of the commitment under any Indebtedness which is to be Incurred as being Incurred as of the Ratio Calculation Date and any subsequent Incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith or the incurrence of any indebtedness to fund any OID or upfront fees to be paid in connection with the incurrence of such Indebtedness on reliance of such ratio based exception.

Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Coverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Total Net Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

For purposes of calculating any financial ratio, test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, any Specified Transaction that has made by the Company or any of its Restricted Subsidiaries, during the applicable reference period or subsequent to the reference period and on or prior to or simultaneously with the Consolidated Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the reference period (or, in the case of Total Assets, on the last day of the reference period) but without giving pro forma effect to any Indebtedness incurred substantially concurrently therewith under any other basket that is not a leverage-based incurrence test (including any revolving credit loan). If since the beginning of any applicable reference period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio or any other financial ratio or test being calculated pursuant to this Indenture shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, amalgamation, or disposed or discontinued operation had occurred at the beginning of such reference period.

For purposes of this definition and the definitions of “Consolidated Total Net Leverage Ratio,” “Consolidated Secured Net Leverage Ratio,” “Consolidated Interest Expense” and “LTM EBITDA” whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements, changes and initiatives, and restructuring charges and expenses and synergies (including, to the extent applicable, from the (i) the Refinancing Transactions, (ii) the effect of new customer contracts or projects, (iii) increased pricing or contracted volume in existing contracts and/or (iv) adjustments for annualized full year gross profit contribution from current recurring contract base, backlog and contracts signed in the last twelve months) resulting from or relating to such Specified Transaction projected by the Company in good faith to be realizable as a result of actions or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, changes and initiatives had been realized on the first day of such period and as if such cost savings, operating expense reductions and other operating improvements, changes and initiatives and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions, other operating improvements, changes and initiatives, restructuring charges and expenses and synergies are given pro forma effect) and during any applicable subsequent reference period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Company, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than 36 months after the date of such Specified Transaction (with actions for any such transaction occurring prior to the Issue Date occurring 36 months of the Issue Date), and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the depreciation of customer equipment (related to dosing and dispensing equipment) and the amortization of contractual prebates, deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, Capitalized Software Expenditures or costs, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)            increased (without duplication) by:

(a)            (i) provision for taxes based on income, profits, revenue or capital, including, U.S. federal, foreign, state, provincial, territorial, local, unitary, excise, property, value added, franchise and similar taxes (such as, but not limited to, Delaware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income (ii) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person in respect of such period in accordance with Section 3.3 (b)(9)(i)which shall be included as though such amounts had been paid as income taxes directly by such Person and (iii) the net tax expense associated with any adjustments made pursuant to clause (i) through (xviii) of the definition of “Consolidated Net Income”,” to the extent such adjustment is made on an after-tax basis, plus

(b)            Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense (including those for pension and other post-employment benefit plans), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)            Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income; plus

(d)            any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(e)            any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, non-cash asset retirement costs, non-cash compensation charges and non-cash translation (gain) loss and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Company may determine not to add back such non-cash charge in the current period and (2) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g)            the amount of management, monitoring, consulting, refinancing, transaction, advisory and other fees (including termination, guaranty and transaction fees) and indemnities, costs and expenses paid or accrued in such period to the Investor or any of its Affiliates and payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its parent entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity; plus

(h)            costs of surety bonds incurred in such period in connection with financing activities; plus

(i)            at the Company’s election, the amount of “run-rate” cost savings including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating changes, improvements (including the entry into material contracts or arrangements), revenue enhancements, cost-savings and other initiatives and synergies (including, to the extent applicable, from the effect of new customer contracts or projects and/or increased pricing or contracted volume in existing contracts) and synergies (without duplication of any amounts added back pursuant to pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio” in connection with Specified Transactions, operating expense reductions, and other operating changes, improvements and initiatives) that are projected by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within thirty-six (36) months of the determination to take such action (with actions for any such transaction occurring prior to the Issue Date occurring within 36 months of the Issue Date), net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, other operating changes, restructurings, improvements, cost-savings and other initiatives or cost savings, and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating changes, improvements, and initiatives, or synergies had been realized on the first day of such period); provided that such cost savings in the good faith judgment of the Company are reasonably identifiable and factually supportable and it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action either taken or with respect to which substantial steps have been taken or are expected to be taken within thirty-six (36) months of the determination to take such action (with actions for any such transaction occurring prior to the Issue Date occurring within 36 months of the Issue Date); plus

(j)            the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus

(k)            any costs, expenses or charges incurred by Holdings, the Company or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (or any Parent Entity) (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 3.3(a)(ii)(C) and have not been relied on for purposes of any incurrence of Indebtedness under Section 3.2(b)(10);

(l)            any costs, expenses or charges in connection with any transactions related to the reorganization of the Company’s European operations to function under a centralized management and value chain model), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(m)            with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary); plus

(n)            costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs; plus

(o)            cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(p)            to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries (but without duplication), (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any acquisition or investment or any sale, conveyance, transfer, or other Asset Disposition of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; plus;

(q)            payments by the Company and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn outs and other contingent obligations and long-term liabilities of the Company and the Restricted Subsidiaries other than Indebtedness (including, without limitation, purchase price holdbacks, earn outs and similar obligations), plus

(r)            the aggregate amount of any premium, make whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of any Credit Facility or any other Indebtedness, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(s)            the amount of any noncash foreign currency losses (or gains) attributable to intercompany loans, accounts receivable and accounts payable, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(t)            letter of credit fees; plus

(u)            adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” or “Further Adjusted EBITDA” as set forth in footnote (5) of “Summary—Condensed Consolidated and Combined Financial Data” contained in the Offering Circular applied in good faith by the Company to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; plus

(v)            the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date; plus

(w)            any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(x)            any charges, costs, expenses or losses relating to any litigation (or the settlement thereof); plus

(y)            any charges, costs, expenses or losses relating to any environmental matters; plus

(z)            any fees, costs and expenses incurred in connection with the implementation of ASC 606 and any non-cash losses or charges resulting from the application of ASC 606; and

and

(2)            decreased (without duplication) by:

(a)            non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (2)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; plus

(b)            any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(c)            the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus

(d)            to the extent included in Consolidated Net Income, any amounts added back pursuant to clause (i)(p) to the extent such amount was not actually paid, reimbursed, paid by or using indemnification proceeds, or paid through insurance, in each case, by a Person other than the Company and its Restricted Subsidiaries within one (1) year after the end of such period.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated giving effect to pro forma adjustments as set forth in the definition of “Consolidated Coverage Ratio”. Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Company.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)            consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding), and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)            any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) below relating to Funded Debt that were amortized or accrued in a previous period; less

(3)            cash interest income for such period (other than interest income on customer deposits and other restricted cash);

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(a)            any one-time cash costs associated with breakage in respect of Hedging Obligations to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)            all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)            any “additional interest” owing pursuant to a registration rights agreement;

(d)            non-cash interest expense attributable to a Parent Entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)            any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)            deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g)            annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents;

(h)            costs associated with obtaining Hedging Obligations;

(i)             the accretion or accrual of discounted liabilities;

(j)             non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k)            any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Refinancing Transactions or any acquisition;

(l)             commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility; and

(m)            any prepayment premium or penalty.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1)            at the Company’s election (a) any after-tax effect of extraordinary, exceptional, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Refinancing Transactions) or special items, (b) director fees and expenses, severance, recruiting, retention and relocation costs, charges and expenses, (c) signing, completion and stay bonuses (including management bonus pools) and related costs, charges and expenses, including, without limitation, payments made to employees or producers who are subject to non-compete agreements, stock options and other equity-based compensation expenses, recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel, (d) costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative and one-time technology licensing and setup costs and overlapping replacement costs to exit transitional services), separation costs (including all costs associated with establishing standalone operations) and integration costs and duplicative costs, charges or expenses, (f) restructuring costs, charges, reserves or expenses, (g) costs, charges and expenses related to acquisitions and investments after the Issue Date and to the start-up, pre-opening, opening, conversion, closure, and/or consolidation of distribution centers, operations, offices and facilities and contract termination costs facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), (h) business optimization costs, charges or expenses (including relating to systems design, upgrade and implementation costs), (i) costs, charges and expenses incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with intellectual property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute, (m) one-time compensation charges, (n) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in case during such period over and above rent expense as determined in accordance with GAAP), and (o) losses, charges and expenses related to a new location, plant or facility until the date that is 24 months after the date of commencement of construction or the date of acquisition thereof, as the case may be, shall be excluded;

(2)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(3)            any net after-tax gains or losses (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, transferred, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business, shall be excluded;

(4)            any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Board of Directors (or analogous governing body) of the Company, shall be excluded;

(5)            the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries) to the Company or a Restricted Subsidiary thereof in respect of such period;

(6)            solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(ii)(B), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived or otherwise released, (b) is imposed pursuant to this Indenture, the Credit Agreement, or any other Credit Facility, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture (as determined by the Company in good faith) or pursuant to working capital facilities incurred by Foreign Subsidiaries and permitted hereby; provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(7)            effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to any acquisition or investment that is consummated prior to or after the Issue Date or the amortization or write-off of any amounts thereof, in either case net of taxes and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof, shall be excluded;

(8)            (a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815 — Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded;

(9)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)            (a) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts and (c) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded;

(11)          any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), dividends, Restricted Payment, Investment, recapitalization, asset sale, refinancing, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Capital Stock, Change of Control, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction (whether or not such transaction is consummated and whether or not permitted under this Indenture) (in the case of each such transaction described in this clause (11), including any such transaction undertaken or consummated prior to the Issue Date, the Refinancing Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805 — Business Combinations, (2) such fees, expenses, or charges related to the Incurrence of the Notes under this Indenture, the loans under the Credit Agreement and all Transaction Expenses, (3) such fees, expenses, or charges related to the entering into or offering of the Notes under this Indenture, the loans under the Credit Agreement and any other credit facilities or debt issuances or the entering into of any agreement in connection with Hedging Obligations, and (4) any amendment, modification or waiver in respect of the Notes, this Indenture, the Credit Agreement or the loans thereunder, or any other Indebtedness) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12)          (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 12 months after the Issue Date that are so required to be established as a result of the Refinancing Transactions or (y) established or adjusted within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded;

(13)          charges, losses or expenses to the extent paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than the Company and its Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but only with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses to the extent that such amount is (a) not denied by the applicable party in writing within 365 days and (b) in fact reimbursed within one (1) year after the end of such period, shall be excluded;

(14)          any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Refinancing Transactions, or the release of any valuation allowance related to such items, shall be excluded;

(15)          gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded;

(16)          any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(17)          any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded;

(18)          earn-out obligations, non-compete obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investments permitted hereunder whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded; and

(19)          the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Company.

In addition, to the extent not already excluded (or included, as applicable) in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption. Consolidated Net Income shall be reduced by the amount of distributions for Permitted Tax Distributions actually made to any Parent Entity of such Person in respect of such period in accordance with Section 3.3(b)(9)(i), as though such amounts had been paid as Taxes directly by such Person for such periods.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness secured by a Lien as of such date to (y) LTM EBITDA, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidated Total Net Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations, intercompany Indebtedness, Subordinated Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries and Indebtedness outstanding under the Credit Agreement that was used to finance working capital needs of the Company and its Restricted Subsidiaries (as reasonably determined by the Company) as of such date), plus (b) the aggregate principal amount of Finance Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Indebtedness until five Business Days after such amount is drawn), minus (c) the aggregate amount of cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Net Leverage Ratio or the Consolidated Secured Net Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio.” For the avoidance of doubt, Consolidated Total Net Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness as of such date to (y) LTM EBITDA, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio”.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Covenant Suspension” means, during any period of time following the issuance of the Notes, that (i) the Notes have achieved Investment Grade Status, and (ii) no Default or Event of Default has occurred and is continuing under this Indenture.

“Credit Agreement” means any of (i) that certain Credit Agreement, dated as of September 6, 2017, as amended by the Joinder Agreement and Amendment No. 1, dated as of June 23, 2020, by the Joinder Agreement and Amendment No. 2, dated as of March 23, 2021, and the Amendment No. 3 to be entered into on or about the Issue Date, by and among Holdings, the Issuer, Credit Suisse AG, as the administrative agent, the collateral agent, a letter of credit issuer and a lender, and each lender from time to time party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, collateral assignment, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and other collateral documents), as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness) from time to time (and, unless the context requires otherwise, references herein to the Credit Agreement refer to such Credit Agreement), and (ii) any one or more agreements (and related documents) governing Indebtedness, including credit agreements, note purchase agreements, indentures, financing agreements or otherwise, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder) in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements, indentures, note purchase agreements, financing agreements or otherwise, in each case under clauses (i) and (ii), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities (including the Credit Agreement), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Definitive Notes” means certificated Notes.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(ii)(C) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)            matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)            is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Company (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of GAAP; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Finance Lease Obligations) for purposes of this Indenture regardless of any change in GAAP thereafter that would otherwise require such leases to be recharacterized as capital leases or finance leases (or otherwise be Finance Lease Obligations). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of Finance Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of “Finance Lease Obligations.”

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)            entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Holdings” means BCPE Diamond Netherlands Topco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under laws of the Netherlands.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the international financial reporting standards, as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets and revenues of less than 5.0% of Total Assets and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has Total Assets and revenues of less than 10.0% of Total Assets, in each case, measured at the end of the most recent fiscal period for which internal financial statements are available and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)            the principal of Indebtedness of such Person for borrowed money;

(2)            the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)            the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to trade creditors), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)            Finance Lease Obligations of such Person;

(6)            the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)            the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)            Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)            to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Entity appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice. For all purposes hereof, the Indebtedness of the Company and the Restricted Subsidiaries shall exclude (i) all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, and (ii) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 3.2 and not for any other purpose in this Indenture.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)             Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of indebtedness;

(ii)            indebtedness or Obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(iii)           Cash Management Obligations or Cash Management Services;

(iv)           prepared or deferred revenue arising in the ordinary course of business;

(v)            purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset;

(vi)           trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business;

(vii)          customary obligations under employment agreements and deferred compensation

(viii)         any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(ix)           obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(x)            in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(xi)            for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(xii)          indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(xiii)          Capital Stock (other than Disqualified Stock);

(xiv)         amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest); or

(xv)          Subordinated Shareholder Funding.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchasers” means Goldman Sachs Bank Europe SE, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, HSBC Securities (USA) Inc., Truist Securities, Inc., Jefferies LLC, PNC Capital Markets LLC, UBS Securities LLC and ING Financial Markets LLC.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 3.3 and Section 3.20 hereof:

(1)            “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)            any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and

(3)            if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully Guaranteed or insured by the United States, Canadian, Swiss or United Kingdom government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)            debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)            investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)            a rating of “BBB-” or higher from S&P;

(2)            a rating of “Baa3” or higher from Moody’s; or

(3)            a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by either any rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investor” means Bain Capital Private Equity, L.P. and its Affiliates, including any funds, partnerships or other investment vehicles or Subsidiaries managed or directly or indirectly controlled by them but not including, however, any of portfolio companies of the foregoing.

“Issue Date” means September 29, 2021.

“LCT Election” has the meaning set forth in Section 3.2.

“LCT Test Date” has the meaning set forth in Section 3.2.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, that in no event shall an operating lease or a non-exclusive license to use intellectual property be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; (4) any asset sale or a disposition excluded from the definition of “Asset Disposition” and (5) a “Change of Control.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination on a pro forma basis for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)            (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)            in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office; or

(3)            not exceeding the greater of $40.0 million and 10.0% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Management Equityholders” means any of (i) any current or former director, officer, employee or member of management of the Company or any of its Subsidiaries or any Parent Entity who is an equityholder in the Company or any Parent Entity, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of the Company or any of its Subsidiaries or any Parent Entity or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in the Company or any Parent Entity in connection with such Person’s estate or tax planning, (iii) any spouse, parents or grandparents of any such director, officer, employee or member of management of the Company or any of its Subsidiaries or any Parent Entity, and any and all descendants (including adopted children and stepchildren) of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in the Company or any Parent Entity by any such director, officer, employee or member of management of the Company or any of its Subsidiaries or any Parent Entity in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in the Company or any Parent Entity by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of the Company or any of its Subsidiaries or any Parent Entity.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant Section 3.3(b)(10) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)            all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(2)            all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)            all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)            the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition;

(5)            any funded escrow established pursuant to the documents evidencing such sale or disposition to secure and indemnification obligation on adjustments to the purchase price associated with any such Asset Disposition; and

(6)            in the case of any Asset Disposition by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Available Cash thereof (calculated without regard to this clause (6)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly Owned Restricted Subsidiary as a result thereof.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Purchase Agreement” means the purchase agreement dated September 15, 2021 between, inter alios, the Issuer, the Guarantors and the Representative (each as defined therein).

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the offering circular, dated September 15, 2021, relating to the offering by the Company of $500.0 million principal amount of 4.625% Senior Notes due 2029 and any future offering circular relating to Additional Notes.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (1) of such Person or (2) if such Person is owned or managed by a single entity, of such entity, or (b) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company, including, for the avoidance of doubt, Diversey Holdings, Ltd.

“Parent Entity Expenses” means:

(1)            costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)            customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, bylaws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)            obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)            (x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting, tax return preparation, and other professional fees, costs and expenses) and, following the first public offering of the Company’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;

(5)            expenses Incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(6)            amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement in effect on the Issue Date (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(7)            amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Company; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of Section 3.3 or pursuant to the definition of “Permitted Investment.”

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Acquisitions” has the meaning provided in clause (2) of “Permitted Investments”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Holders” means, collectively, (i) the Investor, (ii) the Management Equityholders (including any Management Equityholders holding Capital Stock through an equityholding vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries or, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiary; and (C) between or among the Company, its Restricted Subsidiaries pursuant to Intercompany License Agreements.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)            Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)            Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment under this clause (2) (each, a “Permitted Acquisition”) such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)            Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)            Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)            Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)            Management Advances;

(7)            Investments received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)            Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)            Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture and (b) made after the Issue Date in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date;

(10)          Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)          pledges or deposits (i) required under any contractual requirement or by government authority or public utility, (ii) with respect to leases or utilities provided to third parties in the ordinary course of business or (iii) Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)          any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Subordinated Shareholder Funding of the Company or Capital Stock of any Parent Entity as consideration;

(13)          any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (7), (8), (9), (12) and (14));

(14)          Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15)          (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are not prohibited by this Indenture;

(16)          Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)          Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)          any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19)          Investments consisting of licensing, creation or contribution of intellectual property pursuant to joint marketing arrangements with other Persons or in the ordinary course of business;

(20)          Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(21)          contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(22)          Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $200.0 million and 50.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Company or a Restricted Subsidiary (without duplication for purposes of Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23)          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $200.0 million and 50.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(24)          any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $140.0 million and 35.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(25)          (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(26)          repurchases of Notes;

(27)          Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;

(28)          guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(29)          Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(30)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(31)          Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(32)          any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(33)          non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(34)          Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and

(35)          any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Net Leverage Ratio shall be no greater than 5.25 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)            Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)            pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll Taxes, health, disability or unemployment insurance laws, employers’ health Tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3)            Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(4)            Liens for Taxes (i) that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, (ii) that would not reasonably be expected to have a material adverse effect or (iii) for property Taxes on property of the Company or one of its Subsidiaries that the Company (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property;

(5)            encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6)            Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under Section 3.2(b)(8)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)            leases, franchises, grants licenses, covenants not to sue, releases, consents, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(8)            Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(5);

(9)            Liens (a) securing Finance Lease Obligations or a Sale and Lease Back Transaction, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or Non-Financing Lease Obligations;

(10)          Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(11)          Liens existing on the Issue Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens but excluding Liens securing the Credit Agreement;

(12)          Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13)          Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary or the Trustee;

(14)          Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15)          (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto, (b) any condemnation or eminent domain proceedings affecting any real property and (c) restrictive covenants affecting the use to which real property may be put;

(16)          any encumbrance or restriction (including options, put and call arrangements, rights of first refusal and similar rights) with respect to Capital Stock of any joint venture securing financing arrangement, joint venture or similar arrangement pursuant to any joint venture securing financing agreement, joint venture or similar agreement;

(17)          Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)          Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19)          Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under Section 3.2(b)(1) and (b) obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(20)          Liens securing Indebtedness and other Obligations under Section 3.2(b)(5); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21)          Liens securing Indebtedness and other Obligations under Section 3.2(b)(4)(iii), (7), (10), (11), (14), (17) or (21) (provided that, in the case of clause (11), such Liens cover only the assets of such Subsidiary);

(22)          Liens securing Indebtedness and other Obligations of any Non-Guarantor Subsidiary covering only assets of such Subsidiary;

(23)          customary Liens of an indenture trustee (including the Trustee under this Indenture) on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(24)          Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(25)          Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(26)          Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods provided that any such Liens attach only to the goods and inventory covered thereby and proceeds thereof;

(27)          Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(28)          Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Indenture;

(29)          (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(30)          Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(31)          Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(32)          Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $200.0 million and (b) 50.0% of LTM EBITDA at the time incurred;

(33)          Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20; provided that such Liens do not extend to any assets other than those of such Unrestricted Subsidiary;

(34)          Liens securing Indebtedness and other Obligations permitted under Section 3.2; provided that with respect to liens securing Indebtedness or other Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio would be no greater than 5.50 to 1.00;

(35)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(36)          Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(37)          Settlement Liens;

(38)          rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(40)          the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41)          with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any applicable law;

(42)          restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(43)          Liens on cash, Cash Equivalents, property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(44)          Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(45)          Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(46)          Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Company or any Restricted Subsidiary;

(47)          Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions; and

(48)          Liens arising or created as a result of or in connection with any transaction governed by (i) the German Transformation Act (Umwandlungsgesetz) or (ii) a fiscal unity (fiscale eenheid) to which the Company and or of its Restricted Subsidiaries are members, in each case to the extent that such transaction is permitted under this Indenture.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with Section 3.6 hereof and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Distribution” means, for any taxable period for which the Company or any of its Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group of which a Parent Entity is the common parent (a “Tax Group”), the portion of any income Taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Company and/or the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Company and the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries), would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone tax group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Company or any Restricted Subsidiary for such purpose.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Company in good faith) so long as such Permitted Tax Restructuring is not materially adverse to the Holders of the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“pro forma basis” and “pro forma effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with the provisions set forth in the definition of “Consolidated Coverage Ratio” and under Section 3.2.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)            (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)            Refinancing Indebtedness shall not include:

(i)             Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Company or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)            Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)            such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Refinancing Transactions” has the meaning provided for in the Offering Circular.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Person” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates.

“Related Taxes” means:

(1)            any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other similar fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)           being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law (including legal, accounting, tax return preparation or other costs or expenses);

(b)           being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)            receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)           having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3; or

(2)            any Permitted Tax Distribution.

“Reserved Indebtedness Amount” has the meaning set forth in Section 3.2(c)(9).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, during any period of time during which the Company and the Restricted Subsidiaries are not subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”) as a result of a Covenant Suspension, the date on which the Notes cease to have Investment Grade Status, and after which date the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and such Suspended Covenants will be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture).

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the  Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Transaction” means:

(a)            any Investment that results in a Person becoming a Restricted Subsidiary;

(b)           any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary;

(c)            any Permitted Acquisition;

(d)           any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary;

(e)            any Investment in, acquisition of, or disposition of, assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person;

(f)            the incurrence of Indebtedness, making of a Restricted Payment or payment in respect of Indebtedness, or any other event, in respect of which compliance with any financial ratio is by the terms of this Indenture required to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event; and

(g)           any acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent Entity, any Affiliate of a Parent Entity, a Permitted Holder or any Affiliate of a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)            does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by an intercreditor agreement;

(2)            does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the payment of any amount as a result of any such action or provision, in each case, prior to the first anniversary of the Stated Maturity of the Notes is restricted by an intercreditor agreement;

(3)            contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six months following the Stated Maturity of the Notes, is restricted by an intercreditor agreement;

(4)            does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5)            pursuant to its terms or to an intercreditor or subordination agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)            more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)           such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated March 24, 2021, by and among Diversey Holding, Ltd., Diversey Holdings I (UK) Limited, the Shareholders and the Shareholder Representative (as defined therein).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholding) and any charges of a similar nature (however denominated and including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority or other taxing authority.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated Coverage Ratio.”

“Transaction Expenses” means any fees and expenses incurred or paid by Holdings, the Company or any Restricted Subsidiary, or any of their respective Affiliates, in connection with the Refinancing Transactions.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means Wilmington Trust, National Association, as trustee under this Indenture, together with its successors and assigns.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)            any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)            such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)            such designation and the Investment of the Company in such Subsidiary complies with Section 3.3 hereof.

“Unsecured Finance Lease Obligations” means Finance Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Finance Lease Obligation.

“Unsecured Finance Leases” means all leases underlying Unsecured Finance Lease Obligations.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)            the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)            the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2.        Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(ii)
“Accounting Change”	“GAAP”
“Additional Amounts”	3.22(a)
“Additional Restricted Notes”	2.1(b)
“Advance Offer”	3.5(b)
“Advance Portion”	3.5(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Applicable Premium Deficit”	8.4(1)
“Applicable Proceeds”	3.5(a)(3)
“Application Period”	3.5(a)(3)(ii)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.5(b)
“Auditor’s Determination”	10.1(i)(5)
“Austrian Capital Maintenance Rules”	10.1(a)(1)
“Austrian Guarantor”	10.1(a)(1)
“Authenticating Agent”	2.2
“Authorized Agent”	12.16(a)
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)
“Automatic Exchange Notice Date”	2.6(e)
“Capital Impairment”	10.1(i)(3)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Company Order”	2.2
“Consolidated Coverage Ratio Calculation Date”	“Consolidated Coverage Ratio”
“Danish Guarantor”	10.1(c)(1)
“Declined Excess Proceeds”	3.5(b)
“Defaulted Interest”	2.15
“Determination Date”	“Consolidated EBITDA”
“Directing Holder”	6.16(a)

Term	Defined in Section
“Euroclear”	2.1(b)
“Event of Default”	6.1
“Excess Proceeds”	3.5(b)
“Foreign Disposition”	3.5(d)(i)
“French Guarantor”	10.1(b)(1)
“Global Notes”	2.1(b)
“German GmbH Guarantor”	10.1(i)(1)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Institutional Accredited Investor Global Note”	2.1
“Institutional Accredited Investor Notes”	2.1
“Initial Agreement”	3.4(b)(16)
“Initial Default”	6.1(e)
“Legal Defeasance”	8.2
“Legal Holiday”	12.6
“Liquidity Impairment”	10.1(i)(3)
“Management Notification”	10.1(i)(4)
“Maximum Amount”	10.1(f)(1)(i)
“Net Assets”	10.1(i)(7)
“Note Guarantees”	10.1
“Noteholder Direction”	6.1(a)
“Notes Register”	2.3
“Other Guarantee”	10.2(b)(5)
“Permitted Payments”	3.3(b)
“Polish Bankruptcy Law”	10.1(d)(1)
“Polish Guarantor”	10.1(d)(1)
“primary obligations”	“Contingent Obligations”
“primary obligor”	“Contingent Obligations”
“Proceeds Application Period”	3.5(a)(3)
“protected purchaser”	2.11
“Redemption Date”	5.7(a)
“reference period”	“Consolidated Coverage Ratio”
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Relevant Guarantee”	10.1(i)(1)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(a)(3)(ii)
“Spanish Guarantor”	10.1(g)(1)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Swiss Guarantor”	10.1(f)(1)
“Swiss Withholding Tax”	10.1(f)(1)(ii)(A)
“Subject Lien”	3.6
“Successor Company”	4.1(a)(1)
“Suspension Period”	3.21
“Swedish Party”	10.1(e)(1)
“Tax Event Redemption Date”	5.9(a)
“Topic 810”	“Consolidated EBITDA”
“Topic 815”	“Consolidated EBITDA”
“Treasury Capital Stock”	3.3(b)(2)
“Unrestricted Global Note”	2.6(e)
“Upstream or Cross-Stream Secured Obligations”	10.1(f)(1)(i)
“Verification Covenant”	6.1(a)

SECTION 1.3.     [Reserved].

SECTION 1.4.     Rules of Construction. Unless the context otherwise requires:

(1)            a term has the meaning assigned to it;

(2)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            “or” is not exclusive;

(4)            “including” means including without limitation;

(5)            words in the singular include the plural and words in the plural include the singular;

(6)            “will” shall be interpreted to express a command;

(7)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)            the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)            all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)          unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(12)          the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

SECTION 1.5.     Certain Compliance Calculations.

(a)           Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

(b)           Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Restricted Subsidiaries.

(c)           Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Coverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Total Net Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(d)           For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Consolidated Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational changes, business expansions or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable reference period.

(e)           For purposes of this Section 1.5, whenever pro forma effect is to be given to a transaction (including the Refinancing Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of double, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in this Section 1.5(a). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

ARTICLE II

THE NOTES

SECTION 2.1.     Form, Dating and Terms.

(a)           The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $500,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.

With respect to any Additional Notes, the Company shall set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(A)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)           the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date; and

(C)           whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture; provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate and the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)           The Initial Notes are being offered and sold by the Company pursuant to a purchase agreement, dated September 15, 2021, among the Company, the guarantors named therein and Barclays Capital Inc., as representative for the several Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons reasonably believed to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Beneficial owners may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes transferred by beneficial owners to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided,

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)          Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)           Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Company and the Trustee receives an Opinion of Counsel satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)            the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE DELIVERY OF SUCH EVIDENCE, IF ANY, REQUIRED UNDER THE INDENTURE PURSUANT TO WHICH THIS NOTE IS ISSUED) AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), SUBJECT TO THE RECEIPT BY THE REGISTRAR OF A CERTIFICATION OF THE TRANSFEROR AND AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL AND EACH SUBSEQUENT HOLDER IS REQUIRED TO NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTION SET FORTH IN (A) ABOVE.

(2)            Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e)          Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)          Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(3), 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)            Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)          In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)            In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)           The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)            Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)          Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) the Company in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Company or any affiliate of the Company was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)            Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)           If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee shall (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)            If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee shall cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)            Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period and the receipt of any certificates required under the provisions of Regulation S.

SECTION 2.2.         Execution and Authentication. One Officer of the Company shall sign the Notes for the Company by manual, facsimile, PDF or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Company signed by one Officer (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of a Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.        Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4.      Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York Time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.      Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6.      Transfer and Exchange.

(a)            A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)            Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)            a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)            a registration of transfer of an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)            a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(c)           Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)            a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)            a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and receipt by the Issuer and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)            a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d)            Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)            Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company and a Company Order requesting the Trustee to authenticate, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Company to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(f)            Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6, in accordance with applicable law and the Registrar’s customary procedures. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Company’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)           Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)            No Obligation of the Trustee. Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.      [Reserved].

SECTION 2.8.      Form of Certificate to be Delivered in Connection with Transfers to IAIs

Diamond (BC) B.V.

1300 Altura Road, Suite 125

Fort Mill, SC 29708

Attention: Zachary Seymour

Email: [****]

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Diamond (BC) B.V. Administrator
Telecopy: 612-217-5651

Re:      Diamond (BC) B.V. (the “Company”)

4.625% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_________] principal amount of the 4.625% Senior Notes due 2029 (the “Notes”) of the Issuer.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor,”, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.            We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and that is purchasing for its own account or for the account of another institutional “accredited investor,” to an affiliate of such institutional “accredited investor,” in each case for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

3.            We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:
BY:

SECTION 2.9.      Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Diamond (BC) B.V.

1300 Altura Road, Suite 125

Fort Mill, SC 29708

Attention: Zachary Seymour

Email:         [****]

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Diamond (BC) B.V. Administrator
Telecopy:  612-217-5651

Re:	Diamond (BC) (B.V.) (the “Company”)

4.625% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)            the offer of the Notes was not made to a person in the United States;

(b)            either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)            no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10.      [Reserved].

SECTION 2.11.      Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12.      Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13.      Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and upon receipt of a Company Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and upon receipt of a Company Order the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14.      Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15.      Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election, as provided in clause (a) or (b) below:

(a)            The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)            The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.      CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.      Payment of Notes.

The Company shall promptly pay the principal of, premium, if any, interest and Additional Amounts on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. (New York Time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.      Limitation on Indebtedness.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either (i) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00 or (ii) the Consolidated Total Net Leverage Ratio would have been no greater than 6.00 to 1.00; provided, further, that Non-Guarantor Subsidiaries may not Incur Indebtedness under this Section 3.2(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $200.0 million and (b) 50.0% of LTM EBITDA of Indebtedness of Non-Guarantor Subsidiaries would be outstanding pursuant to this paragraph at such time.

(b)            Section 3.2(a) shall not prohibit the Incurrence of the following Indebtedness:

(1)            (X) Indebtedness Incurred under any Credit Facility by the Company or any of its Restricted Subsidiaries (including letters of credit or bankers’ acceptances issued or created under any Credit Facility) and Guarantees in respect of such Indebtedness, up to an aggregate principal amount equal to the sum of (I) the greater of (a) $2,200.0 million and (b) the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries could incur such that the Consolidated Secured Net Leverage Ratio is equal to or less than (A) 5.50 to 1.00 on a pro forma basis or (B) to the extent such Indebtedness is Incurred or issued to finance an acquisition or Investment, the greater of (i) 5.50 to 1.00 and (ii) the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness (provided that, for purposes of determining the amount that may be Incurred under this clause (I)(b), all Indebtedness Incurred under this clause (I)(b) shall be deemed to be secured by Liens), plus (II) the greater of $400.0 million and 100% of LTM EBITDA, in each case, outstanding at any one time, and (Y) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing, and any Refinancing Indebtedness in respect thereof;

(2)            Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is not prohibited by the terms of this Indenture;

(3)            Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(i)            any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary; and

(ii)            any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than any pledge of such Indebtedness or Capital Stock constituting a Permitted Lien);

(iii)            shall be deemed, in each case, to constitute an Incurrence of such Indebtedness (other than any pledge of such Indebtedness or Capital Stock constituting a Permitted Lien) by the Company or such Restricted Subsidiary, as the case may be;

(4)            Indebtedness represented by (i) the Notes (other than any Additional Notes), including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1), (2), (3) and (4)(i) above) outstanding on the Issue Date and any Guarantee thereof, (iii) Refinancing Indebtedness (including, with respect to the Notes, any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clause (2), (5) or (9) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(5)            Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition, merger, amalgamation, consolidation or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that such Indebtedness is in an aggregate amount not to exceed (i) the greater of $400.0 million and 100.0% of LTM EBITDA at any time outstanding plus (ii) unlimited additional Indebtedness if after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either

(i)            the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

(ii)            either (i) the Consolidated Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower or (ii) the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, in each case of clause (i) or (ii), than immediately prior to such acquisition, merger, amalgamation or consolidation, or

(iii)            such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(6)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)            Indebtedness (i) represented by Finance Lease Obligations or Purchase Money Obligations, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, does not exceed the amount of Finance Lease Obligations and Purchase Money Obligations outstanding on the Issue Date plus the greater of (a) $200.0 million and (b) 50.0% of LTM EBITDA (for the avoidance of doubt, Unsecured Finance Leases shall not be permitted in an unlimited amount pursuant to clause (23)) and any Refinancing Indebtedness in respect thereof or (ii) arising out of any Sale and Leaseback Transactions;

(8)            Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other Tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (iv) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (v) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice, including financial accommodations of the type described in the definition of “Cash Management Services” or Cash Management Obligations and (vi) Settlement Indebtedness;

(9)            Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10)            Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed 200.0% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (10) to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11)            Indebtedness of Non-Guarantor Subsidiaries in an aggregate amount not to exceed the greater of (a) $200.0 million and (b) 50.0% of LTM EBITDA at any time outstanding and any Refinancing Indebtedness in respect thereof (it being understood that any Indebtedness Incurred pursuant to this clause (11) shall cease to be deemed Incurred for purposes of this clause (11) but shall be deemed Incurred for the purposes of Section 3.2(a) from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness under Section 3.2(a) without reliance on this clause (11));

(12)            (a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is not prohibited by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Refinancing Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13)            Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14)           Indebtedness in an aggregate outstanding principal amount which when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding will not exceed the greater of (a) $250.0 million and (b) 65.0% of LTM EBITDA and any Refinancing Indebtedness in respect thereof (it being understood that any Indebtedness Incurred pursuant to this clause (14) shall cease to be deemed Incurred for purposes of this clause (14) but shall be deemed Incurred for the purposes of Section 3.2(a) from and after the first date on which the Company or such Restricted Subsidiary could have Incurred such Indebtedness under Section 3.2(a) without reliance on this clause (14));

(15)           (x) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred by this Indenture, or (y) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Company or any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(16)           Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(17)           Indebtedness of the Company or any of its Restricted Subsidiaries arising (i) pursuant to any Permitted Tax Restructuring, Permitted Intercompany Activities and related transactions and (ii) in connection with the Tax Receivable Agreement;

(18)           Indebtedness of the seller of any business or assets permitted to be acquired by the Company or any Restricted Subsidiary under this Indenture;

(19)           any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(20)           Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(21)           Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed the Available RP Capacity Amount;

(22)           obligations in respect of Disqualified Stock and Preferred Stock in an amount not to exceed the greater of (a) $75.0 million and (b) 20.0% of LTM EBITDA outstanding at any time;

(23)           Unsecured Finance Leases;

(24)           Indebtedness incurred for the benefit of joint ventures in an aggregate principal amount not to exceed the greater of (a) $140.0 million and (b) 35.0% of LTM EBITDA outstanding at the time of incurrence and any Refinancing Indebtedness in respect thereof;

(25)           Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(26)            Indebtedness arising as a result of a fiscal unity (fiscale eenheid) to which the Company or any of its Restricted Subsidiaries are members; and

(27)            to the extent constituting Indebtedness, all premiums (if any), interest (including Post-Petition Interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (26) above.

(c)            For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)            subject to clause (3) below, in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this Section 3.2, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2)            additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3)            all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been Incurred on the Issue Date under Section 3.2(b)(1);

(4)            in the case of any Refinancing Indebtedness, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including, without limitation, tender premiums), defeasance costs, fees and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(5)            Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)            if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)            the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)            Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9)            in the event an item of Indebtedness (or any portion thereof) is Incurred pursuant to the second paragraph of this Section 3.2 on the same date that an item of Indebtedness (or any portion thereof) is Incurred under the first paragraph of this Section 3.2 or clauses (1) or (5) above, then the Consolidated Coverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as the case may be, will be calculated with respect to such Incurrence under the first paragraph of this Section 3.2 or clauses (1) or (5) above without regard to any Incurrence under the second paragraph of this Section 3.2. Unless the Company elects otherwise, the Incurrence of Indebtedness will be deemed Incurred first under the first paragraph of this Section 3.2 or clauses (1) or (5) to the extent permitted, with the balance Incurred under the second paragraph of this Section 3.2;

(10)            for all purposes under this Indenture, including for purposes of calculating the Consolidated Coverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to the first or second paragraph of this Section 3.2 or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens” or otherwise, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Consolidated Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Consolidated Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default);

(11)            when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Company.

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Total Indebtedness or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;

(12)            notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(13)            the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3.      Limitation on Restricted Payments.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)           declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i)            dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; or

(ii)          dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)            purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3)            purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness with an aggregate principal amount in excess of the greater of (a) $140.0 million or (b) 35.0% of LTM EBITDA at the time of such Restricted Payment (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments, redemptions or offers to purchase shall be permitted) other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4)          make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(5)            make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) (other than the exceptions thereto) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)          in the case of a Restricted Payment under clauses (1), (2) and (4) above, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom) and, in the case of a Restricted Payment under clauses (3) and (5) above, an Events of Default described in clauses (1), (2) or (5) thereof shall have occurred and be continuing (or would immediately thereafter result therefrom); or

(ii)          the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to September 6, 2017 (and not returned or rescinded) (including Permitted Payments made pursuant to Sections 3.3(b)(1) (without duplication), but excluding all other Restricted Payments made pursuant to Section 3.3(b)) would exceed the sum of (without duplication):

(A)            the greater of $200.0 million and 50.0% of LTM EBITDA; plus

(B)            50.0% of Consolidated Net Income for the period (treated as one accounting period) from July 1, 2017 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100.0% of such deficit), which amount in this clause (B) shall not be less than zero; plus

(C)            100.0% of the aggregate cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Subordinated Shareholder Funding, Capital Stock or as the result of a merger or consolidation with another Person subsequent to September 6, 2017 or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to September 6, 2017(other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock or Subordinated Shareholder Funding to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions); plus

(D)            100.0% of the aggregate cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to September 6, 2017 of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange; plus

(E)            100.0% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after September 6, 2017; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made pursuant to Section 3.3(b)(16) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(16), as the case may be) or a dividend from an Unrestricted Subsidiary after September 6, 2017; plus

(F)          in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after September 6, 2017, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made pursuant to Section 3.3(b)(16) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(16), as the case may be.

(b)          The foregoing provisions of Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)            the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)            (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)            any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other refinancing, acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4)            any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5)          any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary:

(i)            from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii)            to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale,” but only if the Company shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock); or

(iii)            consisting of Acquired Indebtedness (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)          a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock or other equity option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement, other compensatory arrangement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of $100.0 million and 25.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)            the cash proceeds from the sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), or Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(ii); plus

(ii)            the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii)          the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

and provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or to pay withholding, employment, or similar Taxes attributable to such exercise in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of Section 3.3 or any other provision of this Indenture;

(7)          the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 3.2;

(8)            payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding, employment, or similar Taxes payable in connection with the exercise, settlement, or vesting of Capital Stock or any other equity or equity-based award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion, vesting, settlement, or exchange of, or payment with respect to, stock options, appreciation rights, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding, employment, or similar Taxes payable upon exercise, settlement, or vesting thereof;

(9)            dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i)            the amounts required for any Parent Entity to make payments pursuant to any tax sharing agreement or to pay any Parent Entity Expenses or to pay or distribute any Related Taxes or to make payments pursuant to the Tax Receivable Agreement;

(ii)            amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5), (11) and (12); and

(iii)            up to the greater of $12.0 million and 3.0% of LTM EBITDA per calendar year;

(10)            the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount in any fiscal year not to exceed the sum of (i) 7.0% of the amount of net cash proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any public offering of common stock or common equity interests following the Issue Date and (ii) 7.0% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(11)            payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12)            Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions and (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(13)            (i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash as Subordinated Shareholder Funding or in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided, further, in the case of clauses (i), (ii) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14)            distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or the proceeds thereof;

(15)            distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16)            (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $200.0 million and 50.0% of LTM EBITDA at such time, and (ii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 5.50 to 1.00;

(17)          mandatory redemptions of Disqualified Stock or Preferred Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(18)          so long as no Event of Default has occurred and is continuing (or would result therefrom), the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor in an aggregate amount at any one time outstanding taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness made pursuant to this clause (18) not to exceed the greater of (x) $200.0 million and (y) 50.0% of LTM EBITDA at the time of such redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness;

(19)            any Restricted Payment made in connection with the Refinancing Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses, or used to fund amounts owed to Affiliates in connection with the Refinancing Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(20)            payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1;

(21)            Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (b) of the preceding paragraph, except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this clause and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 3.3 (other than pursuant to clause (12) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);

(22)            investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds;

(23)           any Restricted Payment made in connection with a Permitted Intercompany Activity, Permitted Tax Restructuring or related transactions; and

(24)             AHYDO Payments with respect to Indebtedness of the Company or any Restricted Subsidiary permitted under Section 3.2

(c)           For purposes of determining compliance with this Section 3.3, (a) in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Sections 3.3(b)(1) through (24) above, or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company shall be entitled to divide or classify, in whole or in part, such Restricted Payment or Investment (or portion thereof) on the date of its payment or later divide, classify or reclassify in whole or in part in its sole discretion (based on circumstances existing on the date of such division, classification or reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment” and (b) any amount permitted by this Section 3.3 shall be reduced by any corresponding amount of Indebtedness outstanding that was incurred pursuant to Section 3.2(b)(20).

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

SECTION 3.4.      Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)          pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary that is a Guarantor;

(2)            make any loans or advances to the Company or any Restricted Subsidiary that is a Guarantor; or

(3)            sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary that is a Guarantor;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary that is a Guarantor to other Indebtedness Incurred by the Company or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

(b)          The provisions of Section 3.4(a) shall not prohibit:

(1)            any encumbrance or restriction pursuant to (i) any Credit Facility or (ii) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)            any encumbrance or restriction pursuant to this Indenture, the Notes and the Note Guarantees;

(3)            any encumbrance or restriction pursuant to or arising or existing by reason of applicable law, rule, regulation or order, or required by any regulatory authority;

(4)            any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)            any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)            any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender;

(7)            any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)            customary provisions in leases, subleases, licenses, sublicenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9)            encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)            any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)            any encumbrance or restriction pursuant to Hedging Obligations;

(12)          other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant Section 3.2 that impose restrictions solely on the Non-Guarantor Subsidiaries party thereto or their Subsidiaries;

(13)          restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14)          any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15)            any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(16)            any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or other modification to an agreement referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, modification, restatement, renewal, increase, supplement refunding, replacement, refinancing or other modification relates (as determined in good faith by the Company).

SECTION 3.5.      Limitation on Sales of Assets and Subsidiary Stock.

(a)            The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)            the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)            in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), if the property or assets sold or otherwise disposed of have a fair market value in excess of the greater of (x) $80.0 million and (y) 15.0% of LTM EBITDA, at least 75.0% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)            within 540 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below, the “Proceeds Application Period”), an amount equal to the Applicable Percentage of such Net Available Cash (the “Applicable Proceeds”) is applied:

(i)            to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor Subsidiary (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or any Secured Indebtedness, including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 540 days from the later of (a) the date of such Asset Disposition and (b) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A), the Company or such Restricted Subsidiary will retire such Indebtedness and, will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Pari Passu Indebtedness; provided, further, that, to the extent the Company redeems, repays or repurchases such Indebtedness pursuant to this clause (B), the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; and

(ii)            to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 540 days from the later of (after giving effect to any Acceptable Commitment or Second Commitment (each as defined below), the “Application Period”) (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; or

(iii)            any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner not prohibited by this Indenture, and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition.

“Applicable Percentage” means 100.0%; provided that so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Applicable Percentage shall be (1) 50.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated Total Net Leverage Ratio would be less than or equal to 6.50 to 1.00 but greater than 6.00 to 1.00, or (2) 0.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Net Leverage Ratio would be less than or equal to 6.00 to 1.00. Any Net Available Cash in respect of an Asset Disposition that does not constitute Applicable Proceeds as a result of the application of this definition shall collectively constitute “Total Leverage Excess Proceeds.”

(b)            If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Applicable Proceeds in excess of the greater of $160.0 million and 40.0% of LTM EBITDA (such amount of Applicable Proceeds that are equal to the greater of $160.0 million and 40.0% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Applicable Proceeds that are in excess of the greater of $160.0 million and 40.0% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Additional Amounts, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to the Applicable Proceeds by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(c)            To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Company may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

(d)          Notwithstanding any other provisions of this Section 3.5,

(i)            to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary or, solely with respect to prong (ii), a Domestic Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law or regulation, applicable organizational documents or agreements or other impediments will not permit repatriation directly or indirectly to the Company or a Guarantor (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or regulation, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, an amount equal to such amount of Net Available Cash so permitted to be repatriated will be promptly (and in any event not later than five (5) Business Days after such repatriation is permitted) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not such repatriation actually occurs, but without duplication of any such amounts already taken into account in the definition of Net Available Cash) in compliance with this Section 3.5; and

(ii)            to the extent that the Company has determined in good faith that repatriation of, or an obligation to repatriate, any of or all the Net Available Cash of any Foreign Disposition directly or indirectly to the Company or a Guarantor would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary, or any of their respective affiliates and/or direct or indirect equity owners would incur a Tax liability, including receipt of a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Subsidiary. For the avoidance of doubt, nothing in this Section 3.5 shall require the Company to cause any amounts to be repatriated to the Company or a Guarantor (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(e)          For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1)            the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)            securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3)            Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)            consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)             any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $140.0 million and 35.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f)            To the extent that the provisions of any securities laws, or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g)            The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

(h)              The Credit Agreement may prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this Section 3.5. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under this Indenture.

SECTION 3.6.      Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary that is a Guarantor, unless the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Guarantees.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.      Limitation on Guarantees.

(a)            The Company shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries Guarantee other capital markets debt securities of the Company or any Guarantor or Guarantee Indebtedness of the Company under the Credit Agreement), other than a Guarantor, to Guarantee the payment of any capital markets debt securities of the Company or any Guarantor or Indebtedness of the Company under the Credit Agreement, in each case, unless:

(1)            such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a Guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee of such Restricted Subsidiary substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2)            such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of all Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Restricted Subsidiary would not be permitted under applicable law or (iii) to any Guarantee of capital markets debt securities, where such Restricted Subsidiary, in accordance with the Agreed Security Principles, does not provide a Guarantee of any Indebtedness of the Company under the Credit Agreement. At the option of the Company, any Note Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(b)          The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described in Section 3.7(a)(1).

SECTION 3.8.      Limitation on Affiliate Transactions.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $40.0 million and 10.0% of LTM EBITDA, unless:

(1)           the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)           in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $60.0 million and 15.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)          The provisions of Section 3.8(a) above shall not apply to:

(1)           any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.3 (including Permitted Payments), or any Permitted Investment;

(2)           any issuance or sale of Capital Stock other than Disqualified Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;

(3)            any Management Advances and any waiver or transaction with respect thereto;

(4)            (a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries or any joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which joint venture would not be an Affiliate of the Company but for the Company’s or a Subsidiary of the Company’s ownership of Capital Stock in such joint venture) to the extent otherwise permitted under this Indenture (other than solely by reference to this Section 3.8, or (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Indenture;

(5)          the payment of compensation, fees, costs and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate or Immediate Family Member of such directors, officers or employees);

(6)          the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8or to the extent, in the reasonable judgment of the Company, not more disadvantageous to the Holders in any material respect;

(7)            any transaction (a) with a Securitization Subsidiary or (b) effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)            transactions with customers, dealers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party or (b) transactions to and from, and transactions with, joint venture partners or joint ventures (including pursuant to joint venture agreements) or Unrestricted Subsidiaries entered into the ordinary course (including, without limitation, any cash management activities related thereto);

(9)            any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)          issuances, transfers or sales of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock), including any amendment, waiver or other transaction with respect thereto, of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)          (a) payments by the Company or any Restricted Subsidiary (or distributions or dividends by the Company in lieu of such payments) to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses (plus any unpaid management, consulting, monitoring, transaction, advisory, indemnities and other fees, costs and expenses accrued in any prior year) and any exit and termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including a public equity offering) pursuant to any management services or similar agreements or the management services or other relevant provisions in an investor rights agreement, limited partnership agreement, limited liability company agreement or other equityholders’ agreement, as the case may be, between the Investors or certain of the management companies associated with the Investors or their advisors or Affiliates, if applicable, with terms reasonably consistent with the terms of similar agreements entered into by similar financial sponsors and portfolio companies as reasonably determined by the Company or any Parent Entity on behalf of the Company at the time such management or similar agreement is entered into by the Investors and the Company and (b) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved in the case of each of clauses (a) and (b) in the reasonable determination of the Company;

(12)            payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)          the Refinancing Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Refinancing Transactions, in each case as disclosed in the Offering Circular;

(14)          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)          the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(16)          any purchase by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of their Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17)          (i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(18)          payments by the Company (and any Parent Entity) and its Restricted Subsidiaries, pursuant to any tax sharing agreements or other equity agreements, in respect of “Related Taxes” among the Company (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, including payments by the Company and its Restricted Subsidiaries pursuant to the Tax Receivable Agreement;

(19)            payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Company in good faith;

(20)          any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company or entered into in connection with the Refinancing Transactions;

(21)          any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22)          transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23)          (i) any lease entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arm’s length terms by the reasonable determination of the Company;

(24)            (a) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice and (b) Permitted Intercompany Activities, Permitted Tax Restructurings, Intercompany License Agreements and related transactions;

(25)            payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(26)          the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(27)            transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(28)            the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable; and

(29)            any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (28) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in Issuer’s good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9.      Change of Control.

(a)          If a Change of Control occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(d), the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company shall deliver or cause to be delivered notice of such Change of Control Offer electronically in accordance with the procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register, with the following information:

(1)            that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)            the purchase price and the purchase date, which date will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)            that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6)            that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7)            that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)            if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)            the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee shall, upon receipt of a Company Order, authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b)          On the Change of Control Payment Date, the Company shall, to the extent permitted by law:

(1)            accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)          deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)           deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c)          The Company shall not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d)          Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(e)          The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may, to the extent permitted by Article IX hereof, be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

(f)          While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g)          The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(h)          A sale, lease or other disposition by the Company of any part of its assets shall not be deemed to constitute the sale, lease or other disposition of substantially all of its assets for purposes of this Indenture if the fair market value of the assets retained by the Company exceeds 100% of the aggregate principal amount of all outstanding Notes and any other outstanding Indebtedness of the Company that ranks equally with, or senior to, the Notes with respect to such assets. This clause (h) is not intended to limit the Company’s sales, leases or other dispositions of less than substantially all of its assets.

SECTION 3.10.    Reports.

(a)          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company shall furnish to the Trustee, within fifteen (15) days after the time periods specified below:

(1)          within 120 days after the end of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) financial statements prepared in accordance with GAAP; and

(3)          promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Company had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Company to make available (i) any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Company determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries), (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(A)            the entry into or termination of material agreements;

(B)            significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(C)            bankruptcy;

(D)            cross-default under direct material financial obligations;

(E)            a change in the Company’s certifying independent auditor;

(F)           the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);

(G)            non-reliance on previously issued financial statements; and

(H)            change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Circular; provided, however, that the Company shall not be required to provide (i) any information that is not otherwise similar to information currently included in the Offering Circular, (ii) separate financial statements or other information contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering circular, including any information that is not otherwise of the type and form currently included in the Offering Circular relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30.0% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest, Additional Amounts, and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)            Substantially concurrently with the furnishing of such information to the Trustee pursuant to the immediately preceding paragraph, the Company shall also use its commercially reasonable efforts to post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to the Holders, prospective investors in the Notes (which prospective investors shall be limited to QIBs or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are, in the case of securities analysts and market making financial institutions, reasonably satisfactory to the Company. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders of the Notes, upon their request. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes, and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(c)            The Company will also hold quarterly conference calls for the Holders of Notes, prospective investors in the Notes and securities analysts and market making financial institutions, to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Company’s (or as applicable, any of any Parent Entity’s) equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Company and not later than 10 Business Days from the time that the Company distributes the financial information as set forth in the third preceding paragraph. No fewer than two days prior to the conference call, the Company will issue a press release or otherwise announce the time and date of such conference call and providing instructions for Holders, securities analysts, prospective investors and market making financial institutions to obtain access to such call.

(d)            If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold in the aggregate more than 5.0% of the Total Assets of the Company, then the annual and quarterly financial information required by Section 3.10(a)(1) and (2) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e)           The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to a Parent Entity (and other direct or indirect Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f)            Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company or any Parent Entity of the Company has furnished to the Holders of Notes or filed with the SEC the reports described in the preceding paragraphs with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(g)            The Trustee shall have no duty to review or analyze any reports furnished to it or determine whether any reports have been filed or posted. Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

SECTION 3.11.      [Reserved].

SECTION 3.12.      Maintenance of Office or Agency.

The Company will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Diamond (BC) B.V. Administrator, shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders; provided that no office of the Trustee shall be an office or agency of the Company for purposes of service of legal process on the Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13.     Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, corporate or otherwise, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.14.     Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

SECTION 3.15.      [Reserved].

SECTION 3.16.    Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto.

SECTION 3.17.      [Reserved].

SECTION 3.18.      [Reserved].

SECTION 3.19.      Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or proposes to take with respect thereto.

SECTION 3.20.    Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments as described in Section 3.3 herein or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3 herein. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 3.2 herein, the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 herein (including pursuant to clause 5(ii) thereof treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.21.      Suspension of Certain Covenants on Achievement of Investment Grade Status. Following the first day the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3).

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(ii). Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.8(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 3.4(a)(1) through (3) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.4(b)(1). In addition, any future obligation to grant further Guarantees shall be released. All such further obligations to grant Guarantees shall be reinstated on the Reversion Date. As described above, however, no Default, Event of Default or breach of any kind shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

The Company, in an Officer’s Certificate, shall provide the Trustee notice of any Covenant Suspension or Reversion Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred or (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company’s future compliance with its covenants. In addition, the Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date or to independently determine, or verify the Company’s determination if such events have occurred.

SECTION 3.22.      Additional Amounts.

(a)          All payments made by the Company under or with respect to the Notes, or by any of the Guarantors under or with respect to any Note Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any Tax, unless the withholding or deduction of such Tax is then required by law. If any deduction or withholding by any applicable withholding agent for or on account of any Taxes imposed or levied by or on behalf of any jurisdiction (or any department or political subdivision thereof or therein) (a) in which the Company or any Guarantor is at any time incorporated or organized, engaged in business for tax purposes or resident for tax purposes or (b) from or through which payment is made by or on behalf of the Company or any Guarantor (including the jurisdiction of any paying agent), will at any time be required to be made in respect of any payments made by the Company under or with respect to the Notes or any of the Guarantors under or with respect to any Note Guarantee, including payments of principal, redemption price, purchase price, interest or premium (each such jurisdiction (or any department or political subdivision thereof or therein) referred to in (a) or (b) above, a “Tax Jurisdiction”), then the Company or the relevant Guarantor, as applicable, will pay such Additional Amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments after such withholding, deduction or imposition (including any such withholding, deduction or imposition in respect of any such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)            any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed (pursuant to applicable Tax law of the relevant Tax Jurisdiction, such as, if applicable, a connection of a partnership that is attributed to the partners/beneficial owners) present or former connection between the holder or the beneficial owner of a Note and the relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes or holding a note in securities deposit with a bank in such jurisdiction), other than the ownership or disposition of such Note, the enforcement of rights under such Note or under a Note Guarantee or the receipt of any payments in respect of such Note or a Note Guarantee;

(2)            any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder or beneficial owner would otherwise have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3)            any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Note Guarantee;

(4)            any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(5)           any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes to comply with any reasonable written request of the Company addressed to the holder or beneficial owner and made at least 45 days before any such withholding or deduction would be payable to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification or documentation;

(6)           any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of this Indenture (or any amended or successor version that is substantively comparable), any regulations promulgated thereunder or any other official interpretations thereof or any intergovernmental agreements, treaties, or conventions (and any related law, regulation or official administrative guidance) implementing the foregoing;

(7)           any Dutch Taxes that are imposed or withheld pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as a result of a holder or beneficial owner of Notes being affiliated (gelieerd) (within the meaning of the Dutch Withholding Tax Act 2021 as published in the Official Gazette (Staatsblad) Stb. 2019, 513 of 27 December 2019) with the Company; or

(8)            any combination of items (1) through (7) above.

(b)          In addition to the foregoing, the Company and the Guarantors will also pay the holder any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, additions to tax, interest and any other reasonable expenses related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Note Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee (other than any such taxes or similar charges or levies that are excluded under clauses (1), (2) or (4) through (7) above).

(c)            If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, each of the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee and Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee and Paying Agent promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d)            The Company or the relevant Guarantor, if it is the applicable withholding agent, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor will be entitled to request from the Trustee or Paying Agent documents reasonably required to apply any applicable withholding tax exemption or preferential rate, in particular certificates of residency issued by respective Tax authority and similar documents. The Company or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Trustee or to a holder upon reasonable written request, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other reasonable evidence of payments by such entity. Upon reasonable request, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the Company to any holder.

(e)            Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)            The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any successor Person to the Company or any Guarantor and to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated or organized, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which any payment on the Notes (or any Note Guarantee) is made by or on behalf of such Person, and any department or political subdivision thereof or therein.

SECTION 3.23.     Restricted Use of Proceeds in Switzerland. The Issuer and the Guarantors shall ensure that no proceeds from the sale of the Notes will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for the purposes of Swiss Withholding Tax (as defined below), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained confirming that the intended “use of proceeds in Switzerland” does not result in interest payments in respect of the Notes or the Guarantees becoming subject to a withholding or deduction for Swiss Withholding Tax.

ARTICLE IV

SUCCESSOR COMPANY; Successor Person

SECTION 4.1.     Merger, Amalgamation and Consolidation.

(a)            The Company will not consolidate with or merge or amalgamate with or into or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions to any Person, unless:

(1)          the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) is a European Company (Societas Europea) or a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, the United Kingdom or any member state of the European Union, and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default under Section 6.1(a)(1), (2), (7) or (8) shall have occurred and be continuing;

(3)            upon execution of an agreement to enter into such transaction, no Event of Default shall have occurred and be continuing, and, immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof or (b) the Consolidated Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Net Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(4)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b)           [Reserved].

(c)          The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture.

(d)          Notwithstanding any other provision of this Section 4.1, (a) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (b) the Company may consolidate or otherwise combine with or merge into an Affiliate that is (i) organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or (ii) incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (c) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (d) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (e) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(e)          The foregoing provisions (other than the requirements of clause (a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(f)          Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Subsidiary Guarantor may:

(1)          consolidate with or merge or amalgamate with or into any Person; or

(2)          sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to, any Person; or

(3)            permit any Person to merge or amalgamate with or into such Guarantor, unless

(i)            the other Person is the Company or any Restricted Subsidiary that is a Subsidary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(ii)      (A)            either (x) the Company or a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a European Company (Societas Europea) or a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, the United Kingdom or any member state of the European Union, and the Successor Guarantor (if not the Subsidiary Guarantor of the Company) expressly assumes all of the obligations of the Subsidiary Guarantor under its Note Guarantee and this Indenture; and

(B)            immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)          the transaction constitutes a sale or other disposition or transfer (including by way of consolidation, merger or amalgamation) of the Guarantor or the conveyance, transfer, lease, sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture.

Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in subsection (f), the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.      Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)            the clause of this Indenture pursuant to which the redemption shall occur;

(2)            the Redemption Date;

(3)            the principal amount of Notes to be redeemed; and

(4)            the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Company at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2.      Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer pursuant to Section 3.5 or a redemption pursuant to Section 5.6, the Trustee shall select Notes for redemption or purchase (a) if the Notes are in global form, by lot or on a pro rata basis or such similar method in accordance with the procedures of DTC and (b) if the Notes are in definitive form, by lot or on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(1)            if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)            if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Company shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3.      Notice of Redemption. At least 15 days but not more than 60 days before a Redemption Date, the Company will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)            the Redemption Date;

(2)            the redemption price;

(3)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)            the name and address of the Paying Agent;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)            the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 20 days prior to the Redemption Date (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a corporate transaction (including but not limited to an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other corporate transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid to the Person in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

SECTION 5.4.      [Reserved].

SECTION 5.5.      Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. (New York Time) on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6.      Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7.      Optional Redemption.

(a)            At any time prior to October 1, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100.000% of the principal amount of Notes redeemed plus the relevant Applicable Premium as of, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)            At any time and from time to time prior to October 1, 2024, the Company may, on one or more occasions, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 104.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original aggregate principal amount of Notes issued under this Indenture (including Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c)            Except pursuant to clauses (a) and (b) of this Section 5.7, the Notes will not be redeemable at the Company’s option prior to October 1, 2024.

(d)            At any time and from time to time on or after October 1, 2024, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon and Additional Amounts, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated in the table below:

Period	Percentage
2024	102.313%
2025	101.156%
2026 and thereafter	100.000%

(e)            Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party shall have the right upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90.0% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f)            Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)            Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8.      Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Company may at any time and from time to time purchase our outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

SECTION 5.9.       Redemption Upon a Tax Event.

(a)            The Company may redeem the Notes, in whole but not in part, at its option, at any time upon giving not less than 15 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption (the “Tax Event Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the Notes, the Company is or would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to the Company, and such requirement arises as a result of:

(1)            any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, which change or amendment is announced and becomes effective after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, after such later date); or

(2)            any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which amendment or change is announced and becomes effective after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, after such later date).

The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee an opinion of independent tax counsel of recognized standing in the relevant Tax Jurisdiction to the effect that there has been an amendment or change described in clause (1) or (2) of Section 5.9(a). In addition, before the Company publishes or mails notice of redemption of the Notes as described above, the Company will deliver to the Trustee an Officer’s Certificate to the effect that the Company cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it. The Trustee shall accept, and will be entitled to conclusively rely on, such an Opinion of Counsel and such Officer’s Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent described in clause (1) or (2) of Section 5.9(a), as applicable, and upon delivery of such Opinion of Counsel and Officer’s Certificate to the Trustee the Company will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the Holders of the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.      Events of Default.

(a)            Each of the following is an “Event of Default”:

(1)           default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)          default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)          failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)          is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)            results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $140.0 million and 35.0% of LTM EBITDA (measured at the date of such non-payment or acceleration) or more at any one time outstanding;

(5)          failure by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of the greater of $140.0 million and 35.0% of LTM EBITDA (measured at the date of such judgment) other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)          any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect, other than (x) in accordance with the terms of this Indenture, (y) a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms of this Indenture or upon release of such Note Guarantee in accordance with this Indenture or (z) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than the greater of $140.0 million and 35.0% of LTM EBITDA (measured at the date of such bankruptcy);

(7)          the Company or any Guarantor that is Significant Subsidiary or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)            commences a voluntary case or proceeding;

(B)            consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)            consents to the appointment of a Custodian of it or for substantially all of its property;

(D)            makes a general assignment for the benefit of its creditors;

(E)            consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)            takes any comparable action under any foreign laws relating to insolvency;

(8)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, in an involuntary case;

(B)           appoints a Custodian of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, for substantially all of its property;

(C)           orders the winding up or liquidation of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary; or

(D)            or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Company of the Default (with a copy to the Trustee, if notice is given by the Holders) and, with respect to clause (5), the Company does not cure such Default within the time specified in clause (5) after receipt of such notice; provided, further, that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b)            If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity or security such Directing Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c)           Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(d)            For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no duty to monitor or inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of any litigation or after an Officer’s Certificate has been delivered by the Company. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(e)            If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(f)            Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period specified in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

SECTION 6.2.      Acceleration.

If any Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1(a)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any and Additional Amounts on all the Notes to be immediately due and payable. Upon such a declaration, such principal and accrued and unpaid interest and Additional Amounts, will be due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)           (x)      the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)     the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)      if the default that is the basis for such Event of Default has been cured; and

(2)            the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (7) or (8) of Section 6.1(a) occurs and is continuing, the principal of and accrued and unpaid interest and Additional Amounts, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3.      Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, and Additional Amounts, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4.      Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, premium or interest, and Additional Amounts on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.      Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6.      Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 30.0% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)          such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer or provision of security or indemnity; and

(5)         the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.      Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Sections 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest and Additional Amounts on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8.      Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.      Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.      Priorities.

(a)           If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, and Additional Amounts, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.      Duties of Trustee.

(a)         If an Event of Default has occurred and is continuing, and is actually known or notified in writing to a Trust Officer of the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default actually known or notified in writing to a Trust Officer of the Trustee:

(1)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)            this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)            the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)            no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2.      Rights of Trustee. Subject to Section 7.1:

(a)          The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)            The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)            The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any such Default, Event of Default or Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.12; and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent), custodian and other Person employed to act hereunder.

(h)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)             The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)            Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)           The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)           In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(p)           The permissive rights of the Trustee enumerated herein and in the other Note Documents shall not be construed as duties.

SECTION 7.3.      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.      Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest or Additional Amounts on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.      [Reserved].

SECTION 7.7.      Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including Taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the other Note Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense; provided, further, that the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest and Additional Amounts on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment and indemnification obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.8. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.      Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1)            the Trustee fails to comply with Section 7.10 hereof;

(2)            the Trustee is adjudged bankrupt or insolvent;

(3)            a receiver or other public officer takes charge of the Trustee or its property; or

(4)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.      Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.    Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

SECTION 7.11.    [Reserved].

SECTION 7.12.    Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.      Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.      Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)            the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest and Additional Amounts, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)            the Company’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)            the rights, powers, trusts, duties and immunities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4)            this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.      Covenant Defeasance. Upon the Company’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.16, 3.19, 3.21 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiaries or any group of Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.

SECTION 8.4.      Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest and Additional Amounts, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date(any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date; provided, further, that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)            in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions;

(A)         the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)          since the issuance of such Notes, there has been a change in the applicable U.S. federal income Tax law;

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders, in their capacity as Holders of the Notes; will not recognize income, gain or loss for U.S. federal income Tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income Tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)            [reserved];

(7)            the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company or any Guarantor or others; and

(8)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.      Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.      Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest and Additional Amounts on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on their written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.7.      Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, or interest and Additional Amounts on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.      Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, without the consent of any Holder, the Company, any Guarantor (with respect to its Note Guarantee or this Indenture), the Trustee and the other parties thereto, as applicable, may amend, supplement or modify any Note Documents, and the Company may direct the Trustee, and the Trustee shall, enter into an amendment to the Note Documents, to:

(1)            cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Circular or reduce the minimum denomination of the Notes;

(2)            provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or to comply with Section 4.1;

(3)            provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4)            add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)            make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6)            at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(7)            make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)            provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9)            evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10)            secure the Notes and/or the related Guarantees or to add collateral thereto;

(11)            add an obligor or a Guarantor under this Indenture;

(12)            make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as not prohibited by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(13)            comply with the rules and procedures of any applicable securities depositary; and

(14)            make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP.”

Subject to Section 9.2, upon the request of the Company, and upon receipt by the Trustee of the documents described in Sections 9.6 and 12.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

After an amendment or supplement under this Section 9.1 becomes effective, the Company shall deliver by mail or by electronic delivery to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2.      With Consent of Holders. Except as provided below in this Section 9.2, the Company, the Guarantors and the Trustee, if applicable, may amend or supplement any Note Document with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest and Additional Amounts on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 12.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the delivery to the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 12.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)            reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)            reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3)            reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(4)            reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5)            make any such Note payable in currency other than that stated in such Note;

(6)            impair the contractual right of any Holder to receive payment of principal and interest or Additional Amounts on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Sections 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note);

(7)            waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)            make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2; or

(9)            except as expressly not prohibited by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3.      Compliance with this Indenture. Every amendment or supplement to this Indenture, any Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with this Indenture as then in effect.

SECTION 9.4.      Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.      Trustee to Sign Amendments. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment or supplement, the Trustee shall be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company in accordance with its terms; provided, however, that in respect of execution of any amendment or supplement to add additional Guarantors substantially in the form of Exhibit B, an Opinion of Counsel will not be required.

ARTICLE X

GUARANTEE

SECTION 10.1.    Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest and Additional Amounts on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by or on behalf of an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.1 and Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest and Additional Amounts on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(a)            Austrian limitations on Guarantees.

(1)            Any and all obligations (Verpflichtungen) and liabilities (Haftungen) of a Guarantor that is incorporated in the Republic of Austria (each an “Austrian Guarantor”) under this Indenture or any other Note Document shall at all times be limited so that at no time the assumption of an obligation and/or liability under this Indenture or any other Note Document would violate or contradict mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular sections 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or sections 52 and 65 et seq. of the Austrian Stock Corporation Act (Aktiengesetz) (including, for the avoidance of doubt and without limitation, section 66a of the Austrian Stock Corporation Act to the extent being directly or analogously applied (as the case may be)) (collectively hereinafter referred to as the “Austrian Capital Maintenance Rules”).  Should any obligation and/or liability of an Austrian Guarantor under this Indenture or any other Note Document violate or contradict Austrian Capital Maintenance Rules and therefore be held invalid or unenforceable in whole or in part or to the extent the creation, assumption or enforcement of such obligations (Verpflichtungen) or liabilities (Haftungen) would result in any managing director of the relevant Austrian Guarantor breaching its fiduciary duties and/or exposing it to civil or personal liability and/or criminal responsibility, such obligation and/or liability shall be deemed to be replaced by an obligation and/or liability of a similar nature which is in compliance with Austrian Capital Maintenance Rules (and payment obligations shall be limited to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules) and which provides the best possible protection to the Initial Purchasers (within the limits of Austrian Capital Maintenance Rules) admissible in accordance with the Austrian Capital Maintenance Rules in favor of the respective beneficiaries (including, without limitation, the Initial Purchasers).  By way of example, should it be held that the Note Guarantees by an Austrian Guarantor created under this Indenture is contradicting Austrian Capital Maintenance Rules in relation to any amount, the amount owed under the Guaranteed Obligations shall be reduced to such an amount which is permitted pursuant to Austrian Capital Maintenance Rules for that Austrian Guarantor.  Such limitation may have the effect of reducing the amount of the obligations (Haftungen) and liabilities (Verpflichtungen) to zero.

(b)            French limitations on Guarantees.

(1)            The obligations and liabilities of a Guarantor incorporated in France (the “French Guarantor”) under the Notes and this Indenture and in particular under Article X (Guarantee) of this Indenture shall not include any obligation which, if incurred, would constitute the provisions of financial assistance within the meaning of article L. 225-216 of the French Commercial Code in connection with the financing or the refinancing of the direct or indirect acquisition or subscription of the shares of the French Guarantor or a misuse of corporate assets within the meaning of articles L. 241-3, L. 242-6 or L. 244-1 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts.

(2)            The obligations and liabilities of the French Guarantor under the Notes and this Indenture and in particular under Article X (Guarantee) of this Indenture for the obligations of the Issuer or any other Guarantor which is not a direct or indirect subsidiary of the French Guarantor under the Notes and this Indenture shall be limited, at any time to an amount equal to the aggregate of all amounts made available under the Notes and this Indenture to the Issuer to the extent directly or indirectly onlent to the French Guarantor and/or its subsidiaries under intercompany loan arrangements or current account and outstanding at the date a payment is to be made by the French Guarantor under the Notes and this Indenture, and in particular under Article X (Guarantee) of this Indenture, it being specified that any payment made by such French Guarantor under the Notes and this Indenture, shall reduce pro tanto the outstanding amount of the intercompany loans due by the French Guarantor under the intercompany loan arrangements referred to above.

(3)            The obligations and liabilities of the French Guarantor under the Notes and this Indenture shall not include any obligation or liability in relation to any payment due by reason of a Tax (as this term is defined under the Offering Circular - Description of Notes) imposed by France, solely because a payment is made to an account opened in the name of or for the benefit of a party in a financial institution situated in a non-cooperative jurisdiction (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

(c)            Danish limitations on Guarantees.

(1)            Notwithstanding any provision to the contrary in this Indenture or any other Credit Agreement, the Guarantee, indemnity and other obligations (as well as any security created in relation thereto) of any Guarantor incorporated in Denmark (a “Danish Guarantor”) expressed to be assumed in this Indenture or a Guarantee:

(i)            shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance, including (without limitation) within the meaning of Sections 206 and 210 of the Danish Companies Act; and

(ii)            shall further be limited to an amount equivalent to the higher of: (A) Equity (as defined below) of such Danish Guarantor at the time(s) (i) the Danish Guarantor is requested to make a payment under this Indenture, or (ii) of enforcement of security granted by such Danish Guarantor (as applicable); and (B) Equity (as defined below) of such Danish Guarantor at the date of the relevant Guarantee, provided that these limitations in this paragraph (ii) shall only apply to obligations and liabilities of such Danish Guarantor under this Indenture or a Guarantee which exceed the sum of (A) the advances under the Indenture or the Credit Agreement received by such Danish Guarantor (and its subsidiaries) either directly in its capacity as borrower under the Credit Agreement or indirectly as intra-group borrower, and, and (B) interest and other costs and fees which are to be borne by such Danish Guarantor in its capacity as borrower under the Credit Agreement or in its capacity as intragroup borrowers.

(2)            The limitations set out in this Section 10.1(c) shall apply to such Danish Guarantor’s aggregate obligations and liabilities under any security, guarantee, indemnity, collateral, subordination of rights and claims, subordination or turnover of rights of recourse, application of proceeds and any other means of direct or indirect financial assistance pursuant to this Indenture, a Guarantee or any other Credit Agreement.

(3)            For the purpose of this Section 10.1(c), “Equity” means the equity (in Danish “egenkapital”) of such Danish Guarantor calculated in accordance with applicable generally accepted accounting principles at the relevant time, however, adjusted if and to the extent any book value is not equal to the market value.

(d)            Polish limitations on Guarantees.

(1)            Notwithstanding anything to the contrary in the Indenture, the obligations and liabilities of any Guarantor incorporated in Poland (each a “Polish Guarantor”) under the Indenture shall, in all circumstances, not include any liability to the extent it would result in its insolvency in the meaning of article 11 section 2 of the Polish Bankruptcy Law of 28 February 2003 (Journal of Laws of 2015, item 233, as amended) (“Polish Bankruptcy Law”) and shall be subject to all limitations set out in article 11 section 2-5 of the Polish Bankruptcy Law. The limitations stipulated in this Section 10.1(d) will not apply, if at least one of the following circumstances occurs:

(i)            obligations under the Indenture are declared immediately due and payable under Section 6.2 of the Indenture, irrespective of whether it occurred before or after the Polish Guarantor became insolvent within the meaning of article 11 section 2 of the Polish Bankruptcy Law; or

(ii)            liabilities of the Polish Guarantor (other than those under any Notes Document) result in its insolvency within the meaning of article 11 section 2 of the Polish Bankruptcy Law.

(2)            In addition, the obligations and liabilities of any Polish Guarantor incorporated as a limited liability company (spółka z ograniczoną odpowiedzialnością) under the Indenture shall be limited to the extent required to ensure that any payment under the Indenture does not result in a breach of article 189 of the Polish Commercial Companies Code (Journal of Laws of 2013, item 1030, as amended).

(e)            Swedish limitations on Guarantees.

(1)            The obligations of each Guarantor incorporated as a Swedish limited liability company (each a “Swedish Party”) under this Agreement, the Notes Purchase Agreement or any other Notes Documents shall be subject to and limited, if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) as amended and in force from time to time regulating value transfers (Chapter 17, Sections 1-4) (or its equivalent from time to time), and the liability of each Swedish Party under this Agreement, the Notes Purchase Agreement or any other Notes Documents shall thus only be valid to the extent and in such amount as is permitted by the above mentioned provisions of the Swedish Companies Act. The limitations set forth in this paragraph shall also apply, mutatis mutandis, to any guarantee, undertaking, indemnity or any similar obligation pursuant to or permitted by this Agreement, the Notes Purchase Agreement or any other Notes Documents and made by the Swedish Party.

(f)            Swiss limitations on Guarantees.

(1)            Notwithstanding anything to the contrary in this Indenture, the obligations of any Guarantor organized or incorporated under the laws of Switzerland and/or having its registered office in Switzerland and/or considered Swiss resident for Swiss Withholding Tax purposes (each a “Swiss Guarantor”) and the rights of the Trustee and each Holder under this Indenture are subject to the following limitations:

(i)            If and to the extent a guarantee or security granted, indemnity or other obligation assumed by a Swiss Guarantor under this Indenture guarantees or secures obligations of any of its (direct or indirect) parent companies (upstream security) or sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would be unlawful under Swiss corporate law (inter alia, prohibiting capital repayments or violation of the legally protected reserves (gesetzlich geschützte Reserven)) at such time, the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable Swiss corporate law at that time; provided, further, that such limitation shall not free that Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable Swiss corporate law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles.

(ii)           In respect of Upstream or Cross-Stream Secured Obligations, each Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of any guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under this Indenture, if and to the extent required by applicable law in force at the relevant time:

(A) procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) (the “Swiss Withholding Tax”) by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(B) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Indenture) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(C) notify the Trustee that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and;

(D) in the case of a deduction of Swiss Withholding Tax,

(I) use its best efforts to ensure that any person other than the Trustee or any Holder which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and pay to the Trustee upon receipt any amount so refunded; and

(II) if the Trustee or any Holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Trustee or any such Holder, shall provide to the Trustee or any such Holder those documents that are required by law and applicable tax treaties to be provided by the payer of such tax to prepare a claim for refund of Swiss Withholding Tax.

(iii)          If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (ii) above, the Trustee and each Holder shall be entitled to further enforce the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under this Indenture and/or further apply proceeds therefrom against Upstream or Cross-Stream Secured Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the Maximum Amount.

(iv)          If and to the extent requested by the Trustee or if and to the extent required under Swiss mandatory law applicable at the relevant time, in order to allow the Trustee and each Holder to obtain a maximum benefit under the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor, such Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Indenture shall procure that such Swiss Guarantor will, promptly take and promptly cause to be taken any action, including the following:

(A) the passing of any shareholders’ resolutions to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the Upstream or Cross-Stream Secured Obligations in order to allow a prompt use of the enforcement proceeds;

(B) preparation of up-to-date audited balance sheet of that Swiss Guarantor;

(C) statement of the auditors of that Swiss Guarantor confirming the Maximum Amount;

(D) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(E) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(F) to the extent permitted by applicable law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the that respective Swiss Guarantor’s business (nicht betriebsnotwendig); and

(G) all such other measures necessary or useful to allow the Trustee and each Holder to use enforcement proceeds as agreed hereunder with a minimum of limitations.

(g)            Spain - Guarantee limitation language.

(1)            In addition to the limitations included in this Indenture, any and all obligations and liabilities of (i) a Guarantor that is incorporated in Spain (a “Spanish Guarantor”) and/or (ii) any Guarantor being a direct or indirect Subsidiary of a Spanish Guarantor under the Indenture shall not include any obligations and/or liabilities which, if incurred, would constitute unlawful financial assistance, as determined under Spanish law.

(2)            The obligations and liabilities that may be issued or assumed by each Spanish Guarantor that qualifies as a limited liability company (sociedad de responsabilidad limitada) under the Note Guarantees shall be limited to a maximum amount equal to twice its net equity (recursos propios) as reflected in the individual annual financial statements of the relevant Spanish Guarantor qualifying as a limited liability company (sociedad de responsabilidad limitada) as of (i) for each Spanish Guarantor that qualifies on the date hereof as a limited liability company (sociedad de responsabilidad limitada), the year ended 31 December 2020 or (ii) for each new Spanish Guarantor that qualifies as a limited liability company (sociedad de responsabilidad limitada), and that becomes a Spanish Guarantor the most recently available individual annual financial statements of the relevant new Spanish Guarantor prior to it becoming a Spanish Guarantor.

(3)            The limitation set out in the immediately preceding paragraph shall apply mutatis mutandis to each Liens, security or collateral created by any Spanish Guarantor that qualifies as a limited liability company (sociedad de responsabilidad limitada) under the relevant Lien, security or collateral.

(h)            Belgian limitations on Guarantees

(1)            The liability under this Article X of a Guarantor incorporated in Belgium with respect to the liabilities and obligations of any obligor which is not a subsidiary of such Belgian guarantor, shall be limited, at any time, to a maximum aggregate amount equal to the highest of:

(i)            an amount equal to 85% of such Belgian guarantor’s net assets (netto actief / actif net) (as de-termined in accordance with Articles 5:142 (for SRL/BV) and 7:212 (for SA/NV) of the Belgian Companies and Associations Code and the Belgian accounting laws, but not taking intragroup debts into account as debts) as shown by its most recent audited annual financial statements on the date on which the relevant demand is made under this Note Guarantee;

(ii)           an amount equal to 85% of such Belgian guarantor’s net assets (netto actief / actif net) (as de-termined in accordance with Articles 5:142 (for SRL/BV) and 7:212 (for SA/NV) of the Belgian Companies and Associations Code and the Belgian accounting laws, but not taking intragroup debts into account as debts) as shown by its most recent audited annual financial statements on the date of this Indenture; and

(iii)          the aggregate amount outstanding on the date on which the relevant demand is made of, without double counting, (i) the amounts made available directly or indirectly to such Belgian guarantor and its subsidiaries (without double counting) from the proceeds of the Notes, and (ii) the aggregate amount of any intragroup loans or facilities to such Belgian guarantor and its subsidiaries by any group company directly and/or indirectly using all or part of the proceeds of the notes (whether or not such intragroup loan is retained by the Belgian guarantor for its own purposes or on-lent to a subsidiary of such Belgian guarantor).

(i)            Germany - Guarantee limitation language.

(1)            The restrictions in this Section 10.1 shall apply to any guarantee, indemnity, liability and other payment obligations under this Indenture or any provision in any other Notes Documents granted by a Guarantor incorporated under the laws of Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”) to secure liabilities of its current or any future direct or indirect shareholder(s) (upstream) or a Subsidiary of such shareholder (but excluding any direct or indirect Subsidiary of such German GmbH Guarantor) (cross-stream) (a “Relevant Guarantee”).

(2)            The restrictions in this Section 10.1 shall not apply with respect to a Capital Impairment (as defined below):

(i)            to the extent the German GmbH Guarantor secures any indebtedness under any Notes Documents in respect of (i) loans to the extent such loans are (directly or indirectly) on-lent or otherwise passed on to the relevant German GmbH Guarantor or its Subsidiaries or (ii) bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the German GmbH Guarantor or the German GmbH Guarantor’s Subsidiaries, in each case, to the extent that any such on-lending or otherwise passing on or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the Relevant Guarantee; for the avoidance of doubt, nothing in this paragraph shall have the effect that such on-lent amounts may be enforced multiple times (no double dip);

(ii)           if, at the time of enforcement of the Relevant Guarantee, a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as per Section 291 of the German Stock Corporation Act (Aktiengesetz, AktG) (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant German GmbH Guarantor as a dominated company, and:

(A) that German GmbH Guarantor is a Subsidiary of the Issuer whose obligations are secured by the Relevant Guarantee, the Issuer; or

(B) the German GmbH Guarantor and the Issuer whose obligations are secured by the Relevant Guarantee are both Subsidiaries of a joint (direct or indirect) parent company and such parent company as dominating entity (beherrschendes Unternehmen), in each case to the extent the existence of such domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) leads to the full inapplicability of Section 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (GmbHG);

(iii)          to the extent any payment under the Relevant Guarantee demanded by an Initial Purchaser from the relevant German GmbH Guarantor is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the German GmbH Guarantor against the Issuer whose obligations are secured by the Relevant Guarantee; or

(iv)          if the relevant German GmbH Guarantor has not complied with its obligations pursuant to Section 10.1(i)(4) and Section 10.1(i)(5). However, if and to the extent that the Relevant Guarantee has been enforced without regard to the restrictions contained in this Section because the Management Notification and/or the Auditor’s Determination (both as defined below) has not (or not in a timely manner) been delivered pursuant to Section 10.1(i)(4) and Section 10.1(i)(5), but the Auditor’s Determination has then been delivered within four months from its due date in accordance with Section 10.1(i)(5) below, the Trustee shall upon demand of the German GmbH Guarantor to the Trustee repay any amount received from the German GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(3)            The parties to this Relevant Guarantee agree that if and to the extent payment under the Relevant Guarantee would cause (i) the amount of a German GmbH Guarantor’s Net Assets, as calculated and defined pursuant to Section 10.1(i)(7), to fall below the amount required to maintain its registered share capital (Stammkapital) or increase an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) and thereby violating Sections 30, 31 GmbHG (such event, a “Capital Impairment”), or (ii) a German GmbH Guarantor to be deprived of the liquidity necessary to fulfil its liabilities towards its creditors in the sense of Section 15b (5) of the German Insolvency Code (InsO) (such event, a “Liquidity Impairment”) then the Trustee shall not enforce and the German GmbH Guarantor shall, subject to Section 10.1(i)(4) and Section 10.1(i)(5), have a defence (Einrede) against any claim under the Relevant Guarantee if and to the extent such Capital Impairment or Liquidity Impairment would occur.

(4)            If the relevant German GmbH Guarantor does not notify the Trustee (the “Management Notification”) within fifteen (15) Business Days after the making of a demand against that German GmbH Guarantor under the Relevant Guarantee:

(i)            to what extent such Relevant Guarantee is an upstream or cross-stream guarantee or indemnity; and

(ii)           to what extent a Capital Impairment or Liquidity Impairment would occur as a result of an enforcement of the Relevant Guarantee (setting out in reasonable detail the amount of its Net Assets or to which extent the liquidity would be deprived, providing an up-to-date pro forma balance sheet or liquidity statement), then the restrictions set out in this Section shall cease to apply until a Management Notification has been provided.

(5)            If the Trustee disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant German GmbH Guarantor to provide to the Trustee within forty-five (45) Business Days of receipt of such request a determination by the Auditors or any other auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment under the Relevant Guarantee would cause a Capital Impairment or Liquidity Impairment, subject to the terms set out under this Section. Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(6)            If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the Relevant Guarantee, the Trustee ascertains in good faith that the financial conditions of the German GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Trustee may (acting reasonably), at the German GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the German GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such Auditors to determine whether (and, if so, to what extent) the Capital Impairment and Liquidity Impairment has been cured as result of the improvement of the financial condition of the German GmbH Guarantor. The Trustee may not arrange for the preparation of an Auditor’s Determination prior to the expiry of three months from the date of the issuance of the preceding Auditor’s Determination. The Trustee may only demand payment under the Relevant Guarantee to the extent the auditors determine that the Capital Impairment and Liquidity Impairment have been cured.

(7)            The net assets (Reinvermögen) of the German GmbH Guarantor (the “Net Assets”) shall be calculated in accordance with Section 42 GmbHG, Sections 242, 264 of the German Commercial Code (Handelsgesetzbuch, HGB) and the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and for the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

(i)            the amount of non-distributable assets according to Section 253 sub-section 6 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets;

(ii)            the amount of non-distributable assets according to Section 268 sub-section 8 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets; and

(iii)            the amount of non-distributable assets according to Section 272 sub-section 5 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets.

(8)            Where a German GmbH Guarantor claims in accordance with the provisions of this Section 10.1 that the Relevant Guarantee can only be enforced in a limited amount, it shall (A) realise, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary (nicht betriebsnotwendig) for the relevant German GmbH Guarantor’s business and (B) use best efforts to realise, to the extent legally permitted in a situation where it does not have sufficient liquidity to fulfil its liabilities to its creditors, any and all of its assets if the relevant asset is not necessary for the German GmbH Guarantor’s business (nicht betriebsnotwendig).

(9)            Nothing in this Section 10.1 shall constitute a waiver (Verzicht) of any right granted under this Relevant Guarantee or any other Notes Document to the Trustee or vice versa.

(10)          Nothing in this Section 10.1 shall prevent the Trustee or a German GmbH Guarantor from claiming in court that the provision of this Relevant Guarantee and/or making payments under this Relevant Guarantee by the relevant German GmbH Guarantor does or does not fall within the scope of Sections 30, 31 of the GmbHG, 15(b) InsO and/or Section 826 German Civil Code (Bürgerliches Gesetzbuch).

(11)          In addition to the restrictions set out in this Section 10.1, if a German GmbH Guarantor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the enforcement of any upstream or cross-stream guarantee or security interest against such German GmbH Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) for a reimbursement of payments made under the Relevant Guarantee (including, without limitation, pursuant to Section 826 of the German Civil Code (Bürgerliches Gesetzbuch)), the German GmbH Guarantor shall have a defence (Einrede) against the Relevant Guarantee to the extent required in order not to incur such liability.

(12)          The provisions of this Section 10.1 shall apply to a limited partnership with a limited liability company (GmbH) as its general partner (GmbH & Co. KG) and to a partnership with one or more limited liability companies (GmbH) as a partner (GmbH & Co. OHG or OHG (offene Handelsgesellschaft)) mutatis mutandis and all references to Capital Impairment, Liquidity Impairment and Net Assets shall be construed as a reference to the Capital Impairment, Liquidity Impairment and Net Assets of the general partner (Komplementär in case of a GmbH & Co. KG) or of any partner that is a limited liability company (GmbH) (in case of a GmbH & Co. OHG or OHG) of the relevant limited partnership or partnership (as applicable).

(13)           For the purposes of this Section 10.1, a reference to a “German GmbH Guarantor” includes any limited liability company incorporated (or limited partnership with a limited liability company as its general partner) or a partnership with one or more limited liability companies as a partner in a jurisdiction other than Germany whose centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings) is in Germany.

(14)          The parties are aware that - due to recent developments - it is currently discussed which point in time is relevant when determining whether a managing director has complied with the capital maintenance provisions. It is and has been the intention and agreement of the parties to protect management from personal liability in accordance with the principles set out in the limitation language set out in this Relevant Guarantee, the security documents and such other documents as the case may be. In order to reflect, apply and to continue this principle, the parties agree to amend and clarify the limitation language as may be required to ensure that management benefits from the limitation language as initially intended (despite any current or future changes in law or legislation). Therefore, the parties agree that the Net Assets which are available for enforcement shall be calculated as of such date, as determined from time to time to be relevant to ensure that the liability of management is mitigated as envisaged pursuant to the limitation language.

(15)          Notwithstanding anything to the contrary in this Relevant Guarantee, this Section and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

(j)             Hong Kong limitations on Guarantees. Notwithstanding any other provisions to the contrary in this Indenture and/or in any other Notes Document, this Note Guarantee does not apply to any obligation or liability of a Guarantor to the extent that it would result in this Note Guarantee constituting unlawful financial assistance within the meaning of section 274 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of a Guarantor.

(k)            Brazilian limitations on Guarantees. Without prejudice to the foregoing, any Guarantor incorporated under the laws of the Federative Republic of Brazil further waives and renounces, to the fullest extent permitted by applicable law, any and all rights and/or benefits it may have under Articles 333, sole paragraph, 366, 827, 829, 830, 834, 835, 837 and 839 of Law No. 10,406, of January 10, 2002, and Articles 130 and 794 of Law No. 13,105, of March 16, 2015, both as amended from time to time.

SECTION 10.2.    Limitation on Liability; Termination, Release and Discharge.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)            with respect to a Subsidiary Guarantor, (i) any sale or other disposition (including by way of consolidation, amalgamation or merger) of the Capital Stock of such Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or any sale or other disposition of all or substantially all the assets of the Subsidiary Guarantor, to a Person other than to the Company or a Restricted Subsidiary in each case, if such sale or other disposition is made in compliance with the provisions of this Indenture or (ii) if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(2)            with respect to a Subsidiary Guarantor, the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Subsidiary Guarantor is no longer a Restricted Subsidiary;

(3)            defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)            with respect to a Subsidiary Guarantor, such Guarantor being (or being substantially concurrently) released or discharged from (i) all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Restricted Subsidiary as a result of its Guarantee of other Indebtedness of the Company or a Guarantor pursuant to Section 3.7 hereof (each, an “Other Guarantee”), the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clauses (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release and if any such Indebtedness of such Subsidiary Guarantor under the Credit Agreement or any other Guarantee is so reinstated, such Note Guarantee shall also be reinstated);

(5)            with respect to a Subsidiary Guarantor, (i) upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or (ii) the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to the Company or another Subsidiary Guarantor;

(6)            with respect to a Subsidiary Guarantor, upon the transfer of any Subsidiary Guarantor in a transaction that (i) qualifies as a Permitted Investment (other that Permitted Investments in reliance on clause (i) of the definition of “Permitted Investments”) or as a Restricted Payment that is not prohibited under Section 3.3 if following such transfer such Guarantor ceases to be a direct or indirect Restricted Subsidiary of the Company or (ii) following such transaction, such Guarantor is a Restricted Subsidiary that is not required to become a Guarantor pursuant to Section 3.7; and

(7)            pursuant to or in accordance with Article IX.

SECTION 10.3.      Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.      No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.      Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)           either:

(1)            all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)            all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Company;

(b)           the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)           no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(d)           the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Indenture; and

(e)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money in U.S. dollars toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be.

In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligation to the Trustee in Section 7.7 hereof and, if money in U.S. dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2.      Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in U.S. dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in U.S. dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in U.S. dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Company has made any payment of principal of, premium or interest and Additional Amounts on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.      Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Guarantor:

Diamond (BC) B.V.

1300 Altura Road, Suite 125
Fort Mill, SC 29708

Attention: Zachary Seymour

Email: [****]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Ave
New York, New York 10022
Attention: Bradley Reed
Email: [****]

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Diamond (BC) B.V. Administrator
Telecopy: 612-217-5651

The Company or the Trustee, by written notice to the other, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 12.2.      Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)            an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)            an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 12.3.      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4.      When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5.      Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6.      Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.7.      Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.8.      Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 12.9.      Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.10.    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 12.11.    No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company or any of its respective Subsidiaries or Affiliates, or such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.12.    Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.13.    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 12.14.    Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15.    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16.    Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

(a)            The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or any Agent arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, is subject by a suit upon such judgment; provided, however that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Issuer and the Guarantors has appointed Corporate Creations Network Inc., 99 Hudson Street, 5th Floor, New York, NY 10013 , or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Note Guarantees or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder, the Trustee or any Agent, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction. To the fullest extent permitted by applicable law, to the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture, the Notes and the Note Guarantees.

(b)           Notwithstanding anything to the contrary contained herein, with respect to any suit, action or proceeding arising out of or based upon this Indenture which involves a Guarantor incorporated under the laws of Mexico, each party hereto hereby irrevocably and unconditionally (i) submits for itself and its property to the exclusive jurisdiction of any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof; and (ii) waives its right to the jurisdiction of any other courts that it may be entitled to by virtue of its present or future domicile or for any other reason.

SECTION 12.17.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

DIAMOND (BC) B.V.

By:	/s/ Philip Todd Herndon
Name: Philip Todd Herndon
Title: Authorized Signatory

By:	/s/ Philip Wieland
Name: Philip Wieland
Title: Authorized Signatory

[Signature Page to the Indenture]

EXECUTED by Diversey Australia Pty. Limited (ACN 080 527 117) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	) ) )
)
/s/ Wayne Hill	)	/s/ Kenneth Mattingley
Signature of director	) ) )	Signature of director/company secretary* *delete whichever is not applicable Kenneth Mattingley
Wayne Hill	)
Name of director (block letters)	) ) )	Name of director/company secretary* (block letters) *delete whichever is not applicable

[Signature Page to the Indenture]

DIVERSEY AUSTRIA TRADING GMBH, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY BELGIUM BV, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY BRASIL INDUSTRIA QUIMICA LTDA. , as a Guarantor

By:	/s/ Marco Alessandro Madi de Godoy
Name: Marco Alessandro Madi de Godoy
Title: Officer

[Signature Page to the Indenture]

DIVERSEY CANADA,INC. , as a Guarantor

By:	/s/ Terilyn Dumas
Name: Terilyn Dumas
Title: Secretary

[Signature Page to the Indenture]

DIVERSEY DENMARK APS, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY FRANCE S.A.S. , as a Guarantor

By:	/s/ Mark Layton
Name: Mark Layton
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY DEUTSCHLAND GMBH& CO, OHG, as a Guarantor
represented by its partner Diversey Deutschland Management GmbH

By:	/s/ Roger Spirig
Name: Roger Spirig
Title: Managing Director

DIVERSEY GERMANY PRODUCTION OHG, as a Guarantor
represented by its partner Diversey Deutschland GmbH& Co. OHG which itself is represented by its general partner Diversey Deutschland Management GmbH

By:	Roger Spirig
Name: Roger Spirig
Title: Managing Director

[Signature Page to the Indenture]

DIVERSEY HONG KONG LIMITED, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

BCPE DIAMOND MEXICO HOLDCO S. de .R.L. de C.V., as a Guarantor

By:	/s/ Luis Alberto Ianni
Name: Luis Alberto Ianni
Title: Cluster Leader North LATAM (Mexico,Centro America, Colombia, Ecuador& Caribbean)and Attorney-in-fact

[Signature Page to the Indenture]

DIVERSEY EUROPE B.V. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

DIVERSEY B.V. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

DIVERSEY EUROPE OPERATIONS B.V. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

DIVERSEY HOLDINGS II B.V. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

DIAMOND (BC) NETHERLANDS HOLDING B.V. , as a Guarantor

By:	/s/ Mark Layton
Name: Mark Layton
Title: Authorized Signatory

BCPE DIAMOND NETHERLANDS TOPCO B.V. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY POLSKA SP. Z.O.O. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY ESPAÑA, S.L. , as a Guarantor

By:	/s/ Ana Bellot Navascues
Name: Ana Bellot Navascues
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY SVERIGE AB, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY SWITZERLAND PRODUCTION GMBH, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Authorized Signatory

[Signature Page to the Indenture]

DIVERSEY LIMITED, as a Guarantor

By:	/s/ Susan Bean
Name: Susan Bean
Title: Authorized Signatory

DIVERSEY UK HOLDINGS LIMITED, as a Guarantor

By:	/s/ Susan Bean
Name: Susan Bean
Title: Authorized Signatory

[Signature Page to the Indenture]

DRY LUBE, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

BCPE DIAMOND US HOLDCO INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

CLEANWISE, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

DIVERSEY CHILE HOLDINGS, LLC, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

DIVERSEY PUERTO RICO, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

DIVERSEY SHAREHOLDINGS, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

DIVERSEY, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

[Signature Page to the Indenture]

JDI CEE HOLDINGS, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

PROFESSIONAL SHAREHOLDINGS, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

DIVERSEY US HOLDINGS, LLC, as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

[Signature Page to the Indenture]

JDI HOLDINGS, INC. , as a Guarantor

By:	/s/ Michael Chapman
Name: Michael Chapman
Title: Vice President and Assistant Secretary

[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to the Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO. _________________________[2]
ISIN NO. _________________________[3]

DIAMOND (BC) B.V.

4.625% Senior Notes due 2029

Diamond (BC) B.V., a private limited liability company) incorporated under the laws of the Netherlands (“Company”), promises to pay to [Cede & Co.],4 or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],5 on October 1, 2029.

Interest Payment Dates: April 1 and October 1, commencing on April 1, 2022

Record Dates: March 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.

[2]	Rule 144A: 25257D AA6/Reg S: N26078 AC4

[3]	Rule 144A US25257DAA63/Reg S: USN26078AC48

[4]	Insert in Global Notes only.

[5]	Insert in Global Notes only.

A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DIAMOND (BC) B.V.

By:
Name:
Title:

A-2

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 4.625% Senior Notes due 2029 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

A-3

[FORM OF REVERSE SIDE OF NOTE]

DIAMOND (BC) B.V.
4.625% SENIOR NOTES DUE 2029

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

The Company promises to pay interest on the principal amount of this Note at 4.625% per annum from September 29, 2021 until maturity. The Company will pay interest semi-annually in arrears every April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be April 1, 2022. The Company shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York Time) on the date on which any principal of, premium, if any, or interest, and Additional Amounts on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding March 15 and September 15 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest and Additional Amounts on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Company initially appoints Wilmington Trust, National Association, as trustee (the “Trustee”) as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

A-4

4.	Indenture

The Company issued the Notes under an Indenture dated as of September 29, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior unsecured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 4.625% Senior Notes due 2029 referred to in the Indenture. The Notes include (i) $500,000,000 principal amount of the Company’s 4.625% Senior Notes due 2029 issued under the Indenture on September 29, 2021 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to September 29, 2021 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are part of the same issue as the Notes offered hereby and are fungible with the existing Notes for U.S. federal income Tax purposes. Any issuance of Additional Notes will be subject to Section 3.2 of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.	[Reserved]

6.	Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee, jointly and severally with each other Guarantor (and future Guarantors), such obligations on a senior basis pursuant to the terms of the Indenture.

7.	Redemption

(a)          At any time prior to October 1, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100.000% of the principal amount of Notes redeemed plus the relevant Applicable Premium as of, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)          At any time and from time to time prior to October 1, 2024, the Company may, on one or more occasions, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under the Indenture (including Additional Notes) at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 104.625% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original aggregate principal amount of Notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

A-5

(c)          Except pursuant to clauses (a) and (b) of this paragraph 7, the Notes will not be redeemable at the Company’s option prior to October 1, 2024.

(d)          At any time and from time to time on or after October 1, 2024, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest and Additional Amounts thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated in the table below:

Period	Percentage
2024	102.313%
2025	101.156%
2026 and thereafter	100.000%

(e)          Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party shall have the right upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, the date of such redemption.

(f)          Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)          Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

Except as set forth in this paragraph 7, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.	Repurchase Provisions

If a Change of Control occurs, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Company may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Company’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

A-6

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in denominations of a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Note Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or certain Guarantors) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30.0% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, declare the principal of and accrued and unpaid interest and Additional Amounts, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company or certain Guarantors occurs and is continuing, the principal of and accrued and unpaid interest and Additional Amounts and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

A-7

15.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Diamond (BC) B.V.

1300 Altura Road, Suite 125
Fort Mill, SC 29708

Attention: Zachary Seymour

Email: [****]

A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

A-9

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

A-10

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

A-11

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐     Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

A-12

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[      ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [              ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Subsidiary”), Diamond (BC) B.V., a private limited liability company incorporated under the laws of the Netherlands (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of September 29, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 4.625% Senior Notes due 2029 of the Company (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indentures’ (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.      Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.      Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.      Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

B-1

ARTICLE III

MISCELLANEOUS

SECTION 3.1.      Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[INSERT ADDRESS]

SECTION 3.2.      Merger, Amalgamation and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

SECTION 3.3.      Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4.      Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.      Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6.      Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.      Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8.      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9.      The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10.    Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 3.11.    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

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SECTION 3.12.    Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DIAMOND (BC) B.V.

By:
Name:
Title:

[SUBSIDIARY GUARANTOR], as a Guarantor

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]